Exhibit (a)(1)(i)

U.S. Offer to Purchase

American Depositary Shares

Representing up to an Aggregate of 1,314,466,775 Series B Shares

(including Series B Shares tendered into the Indonesian Offer)

of

PT Indosat Tbk.

at

the U.S. dollar Equivalent of Indonesian Rupiah 369,400 per ADS by

Indonesia Communications Pte. Ltd.,

a wholly-owned indirect subsidiary of

Qatar Telecom (Qtel) Q.S.C.

The U.S. Offer and Withdrawal Rights will expire at 3:00 a.m., New York City time

(which is 3:00 p.m., Jakarta time), on February 18, 2009, unless the U.S. Offer is extended.

Qatar Telecom (Qtel) Q.S.C., a corporation organized under the laws of Qatar (“Qtel”), through Indonesia Communications Pte. Ltd., a company incorporated under the laws of Singapore and a wholly-owned indirect subsidiary of Qtel (“ICLS” and, together with Qtel, the “Offeror” or “we” or “us”) is offering to purchase American Depositary Shares (“ADSs”) of PT Indosat Tbk., an Indonesian company (“Indosat” or the “Company”), other than ADSs held by Qtel and its affiliates, at a purchase price of the U.S. dollar equivalent of Indonesian Rupiah 369,400 per ADS, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (the “Offer to Purchase”) and in the related ADS Letter of Transmittal (the “ADS Letter of Transmittal”), as they may be amended or supplemented from time to time (the “U.S. Offer”). Each ADS represents fifty (50) Series B Shares, par value Rp100 per share (“Series B Shares”), of Indosat, and the Offer Price represents fifty (50) times the offer price being offered in the Indonesian Offer for each Series B Share.

Concurrently with this U.S. Offer, the Offeror is offering to purchase outstanding Series B Shares (other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs) pursuant to a separate Indonesian offer (the “Indonesian Offer” and, together with this U.S. Offer, the “Offers”).

In the aggregate, the Offeror is offering to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs). If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not withdrawn in the Offers, then the proration rules will apply, as described in “The U.S. Offer — Section 4,” so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers.

This U.S. Offer is open only to holders of ADSs, and Series B Shares will not be accepted in this U.S. Offer. All holders of Series B Shares who wish to tender their Series B Shares must tender such shares into the Indonesian Offer. However, U.S. holders of Series B Shares may deposit, at no cost to such holders, their Series B Shares for issuance of ADSs, which may be tendered into this U.S. Offer. See “The U.S. Offer — Section 2.”

This U.S. Offer is not conditioned on any minimum number of ADSs being tendered or any other conditions, except that in order for ADSs to be accepted for purchase (subject to proration), ADSs must be validly tendered, or Series B Shares must be deposited, and not withdrawn as of the expiration of this U.S. Offer.

The Offeror currently has no plans in place and has not submitted any proposal to Indosat which, immediately after the Offers, would result in the delisting of the ADSs from the New York Stock Exchange (“NYSE”). See “The U.S. Offer — Sections 1 and 11.”

Indosat has filed, under the Securities Exchange Act of 1934, as amended, a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC” or the “Commission”) on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers.

This U.S. Offer is made in accordance with the applicable federal securities laws of the United States. This Offer to Purchase is meant solely for U.S. holders of ADSs and U.S. holders of Series B Shares that may be deposited for issuance of ADSs. Separate offering materials for holders of Series B Shares are being published concurrently pursuant to the Indonesian Offer. This U.S. Offer and the Indonesian Offer are collectively referred to herein as the “Offers” or the “mandatory tender offer.”

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has any such commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense. The Indonesian Offer will commence on January 20, 2009 and will run concurrently with this U.S. Offer. The review of the SEC is a simultaneous review carried out while the offer is open. Should the SEC require any modifications of the Offer to Purchase or any separate documentation relating to this U.S. Offer, we will file an amendment or supplement with the SEC to the extent required by applicable law.

For assistance with this U.S. Offer, please contact BNY Mellon Shareowner Services (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase.

Offer to Purchase dated January 20, 2009

IMPORTANT INFORMATION

TENDERING ADSs.

If you want to tender all or part of your ADSs, you must do one of the following before this U.S. Offer expires:

•

if you hold American Depositary Receipts (“ADRs”) evidencing ADSs in your own name on the books of The Bank of New York Mellon, as depositary for the ADSs (the “ADS Depositary”), complete and sign the ADS Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs and any other documents required by the ADS Letter of Transmittal, to The Bank of New York Mellon, the ADS Tender Agent for this U.S. Offer;

•

if you are an institution participating in The Depository Trust Company, which we refer to as the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your ADSs according to the procedure for book-entry transfer described in “The U.S. Offer — Section 2” of this Offer to Purchase; or

•

if your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the financial intermediary through which you hold ADSs and have the financial intermediary tender your ADSs for you.

SETTLEMENT OF THE OFFER PRICE.

The Offer Price for the ADSs accepted for payment in this U.S. Offer will be paid in U.S. dollars. The Offer Price of Indonesian Rupiah 369,400 per ADS (which is the offer price of Indonesian Rupiah 7,388 per Series B Share being offered in the Indonesian Offer, multiplied by fifty (50)) will be converted from Indonesian Rupiah to U.S. dollars based on the “Applicable Exchange Rate.” The Applicable Exchange Rate will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/.

You will bear any exchange rate risks. For reference, if the offer period were to expire on the date of this Offer to Purchase, the Applicable Exchange Rate would be US$1.00 = Rp11,238.80, and the Offer Price for each ADS accepted for payment would be US$32.87. However, the actual U.S. dollar amount you will receive in this U.S. Offer may be more or less than this amount.

The Offeror will remit the cash consideration for the ADSs accepted for payment in this U.S. Offer to The Bank of New York Mellon, as the ADS Tender Agent for this U.S. Offer, no later than fifteen (15) days following the expiration of this U.S. Offer. The ADS Tender Agent will remit the cash consideration to holders of ADSs that are accepted for payment in this U.S. Offer.

The term “Indonesian business day,” as used in this Offer to Purchase, means any day on which banks are not required or authorized to be closed in Jakarta, Indonesia.

See “The U.S. Offer — Sections 1 and 4.”

FOREIGN CURRENCY

In this document, references to “United States dollars,” “U.S. dollars,” “US$,” “$” or “dollars” are to U.S. currency, references to “Indonesian Rupiah,” “Rp” or “Rupiah” are to Indonesian currency and references to “Singaporean Dollar” or “S$” are to Singaporean currency.

IMPORTANT

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your ADSs in this U.S. Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized any person to give any information or to make any representations in connection with this U.S. Offer other than the information and representations contained in this document or in the ADS Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us or any agent working for us.

The distribution of the Offer to Purchase and any separate documentation relating to this U.S. Offer (e.g., the ADS Letter of Transmittal, various notices and press releases) and the making of this U.S. Offer may, in some jurisdictions, be restricted or prohibited by applicable law. This U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of this U.S. Offer or the acceptance of this U.S. Offer would not be in compliance with the laws of that jurisdiction. Persons who come into possession of the Offer to Purchase or other documentation relating to this U.S. Offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. None of ICLS, Qtel or any of their respective officers, directors, employees, advisors, affiliates or agents assume any responsibility for any violation by any person of any of these restrictions. Any holder of ADSs of the Company who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of this U.S. Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read this entire Offer to Purchase and the ADS Letter of Transmittal because they contain the full details of this U.S. Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY ADSs?

Qtel, through its wholly-owned indirect subsidiary, ICLS, is offering to purchase ADSs of the Company, upon the terms and subject to the conditions of this Offer to Purchase and the accompanying ADS Letter of Transmittal. See “The U.S. Offer — Sections 1 and 8B.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS U.S. OFFER?

In this U.S. Offer, the Offeror is seeking to purchase ADSs of the Company, other than ADSs held by Qtel and its affiliates. Concurrently with this U.S. Offer, the Offeror is offering to purchase outstanding Series B Shares, other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs, pursuant to a separate Indonesian offer (the “Indonesian Offer” and, together with this U.S. Offer, the “Offers”). In the aggregate, the Offeror is seeking to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis.

If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn in this U.S. Offer and the Indonesian Offer, then proration rules will apply so that we purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in this U.S. Offer and the Indonesian Offer on a combined basis. For more information, see “The U.S. Offer — Sections 1 and 4.”

HOW MUCH ARE YOU OFFERING TO PAY FOR MY ADSs AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

In this U.S. Offer, we are offering to pay each tendering ADS holder the U.S. dollar equivalent of Rp369,400 per ADS, net to the seller in cash (without interest and subject to any required withholding of taxes), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying ADS Letter of Transmittal.

The consideration for tendered ADSs will be paid in U.S. dollars. The Offer Price will be converted into U.S. dollars based on the Applicable Exchange Rate. The Applicable Exchange Rate will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/.

You will bear any exchange rate risks. For reference, if the offer period were to expire on the date of this Offer to Purchase, the Applicable Exchange Rate would be US$1.00 = Rp11,238.80, and the Offer Price for each ADS accepted for payment would be US$32.87. However, the actual U.S. dollar amount you will receive in this U.S. Offer may be more or less than this amount.

If you hold your ADSs registered in your own name on the books of the ADS Depositary and you tender your ADSs to us in this U.S. Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your ADSs through a broker or other nominee, and your broker tenders your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The U.S. Offer — Sections 1 and 2.”

WHO CAN PARTICIPATE IN THIS U.S. OFFER?

This U.S. Offer is open to all holders of ADSs, wherever the holders are located, and to U.S. holders of Series B Shares that are deposited for issuance of ADSs. For more information, see “The U.S. Offer — Sections 1 and 2.”

I HOLD SERIES B SHARES. HOW CAN I PARTICIPATE IN THIS U.S. OFFER?

If you are a U.S. holder of Series B Shares and wish to participate in this U.S. Offer, you may deposit your Series B Shares (“Deposited Series B Shares”) for issuance of ADSs that will be tendered into this U.S. Offer (subject to proration). To do so:

•

prior to the expiration of this U.S. Offer, you must (1) deposit your Series B Shares with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., as custodian (the “ADS Custodian”), for the account of The Bank of New York Mellon, as the ADS tender agent for this U.S. Offer (the “ADS Tender Agent”), and (2) deliver an ADS Letter of Transmittal and any other required documents to the ADS Tender Agent.

•

to the extent that the Offeror accepts ADSs for purchase in this U.S. Offer, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror. U.S. holders will not be responsible for any fees relating to the deposit of Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer, whether or not they hold Series B Shares in “Odd-lots.”

Each ADS will represent fifty (50) Deposited Series B Shares. U.S. Holders of “Odd-lots” (lots of fewer than fifty (50) Series B Shares) who wish to participate in this U.S. Offer may deposit these Odd-lots of Series B Shares with the ADS Custodian as described above. To the extent practicable, the ADS Tender Agent will combine Odd-lots of Deposited Series B Shares that the Offeror accepts for purchase with other Odd-lots to create whole ADSs that will be delivered for purchase by the Offeror. All Deposited Series B Shares not accepted for purchase in the form of ADSs in this U.S. Offer will be returned to the holder, in accordance with his or her instructions, in the form of Series B Shares.

If you are a U.S. holder of Series B Shares and would like to participate in this U.S. Offer pursuant to the procedure described above, please see “The U.S. Offer — Section 2.”

WHY IS THERE A SEPARATE INDONESIAN OFFER?

The Offeror’s primary objective in making two (2) separate offers is to comply with various U.S. and Indonesian legal and regulatory requirements and restrictions applicable to tender offers, which are different and inconsistent in some ways. The Offeror has requested from the U.S. Securities and Exchange Commission (the “SEC”), and the SEC has granted, exemptive relief from Rule 14d-10(a)(1) of Regulation 14D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which permits the Offeror to make two (2) separate offers. See “Exemptions Requested from the U.S. Securities and Exchange Commission.”

WHAT IS THE PURPOSE OF THIS U.S. OFFER?

This U.S. Offer, together with the Indonesian Offer, is the mandatory tender offer being conducted in accordance with the Capital Market and Financial Institution Supervisory Board of the Department of Finance of the Republic of Indonesia (“BAPEPAM-LK”) Regulation IX.H.1, which requires that a party who acquires fifty percent (50%) or more of an Indonesian public company’s shares or the capability to directly or indirectly control the management and/or the policy of the public company must make a tender offer for the remaining shares of such company, subject to certain limitations and exclusions. The Offeror is making this U.S. Offer and the Indonesian Offer as a result of Qtel’s indirect acquisition of 2,217,590,000 Series B Shares (representing approximately 40.81% of the total issued and outstanding shares of Indosat) pursuant to a Share Purchase Agreement, dated June 6, 2008 (the “Share Purchase Agreement”), between Qtel and STT Communications Ltd, a company incorporated under the laws of Singapore (“STT”). Under BAPEPAM-LK Regulation IX.H.1, Qtel is deemed to have acquired “control” in Indosat as a result of such acquisition pursuant to such Share Purchase Agreement. See “The U.S. Offer — Sections 1 and 9.”

On December 19, 2008, the Capital Investment Coordinating Board of the Republic of Indonesia determined that foreign capital ownership in the cellular telecommunication network operation sector of Indonesia should be limited to a maximum amount of 65%. BAPEPAM-LK, through its letter No. S-9186/BL/2008 dated December 23, 2008 (the “BAPEPAM-LK Letter”), notified Qtel that Qtel is allowed to acquire a maximum of 65% ownership interest in Indosat. Therefore, the maximum number of Series B Shares (including Series B Shares underlying ADSs) that Qtel is permitted to acquire pursuant to this U.S. Offer and the Indonesian Offer is 1,314,466,775 Series B Shares, representing approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs). However, the implementation by Qtel of the Offers for up to an additional 24.19% of the outstanding Series B Shares, on a combined basis, in accordance with and pursuant to the BAPEPAM-LK Letter, shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment under the Indonesian investment regulation applies to Indonesian companies whose shares are listed and traded on the stock exchange.

We are making this U.S. Offer and the separate Indonesian Offer for Series B Shares for the purpose of acquiring, in the aggregate, up to 1,314,466,775 outstanding Series B Shares (including Series B Shares underlying ADSs), in accordance with BAPEPAM-LK Regulation IX.H.1, BAPEPAM-LK Regulation X.F.1 and the BAPEPAM-LK Letter. If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn in the Offers, then the proration rules will apply, as described in “The U.S. Offer — Section 4,” so that we will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs). Qtel currently has no plans in place and has not submitted any proposal to Indosat, which, immediately after the Offers, would result in the delisting of the Series B Shares from the IDX, the delisting of ADSs from the NYSE or the termination of the ADS facility. See “The U.S. Offer — Sections 1 and 11.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I CHOOSE TO TENDER MY ADSs?

If you are the record holder of your ADSs and you tender your ADSs into this U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, your broker or nominee may charge you a fee for tendering ADSs on your behalf and the Offeror will not be responsible for paying that fee. You should consult with your broker or nominee to determine whether any fees or similar expenses will apply. Tendering holders of ADSs could have to pay transfer taxes on the sale of their ADSs in this U.S. Offer in certain limited cases described in Instruction 7 of the ADS Letter of Transmittal. U.S. holders will not be responsible for any fees relating to the deposit of Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer, whether or not they hold Series B Shares in “Odd-lots.”

For more information, see “The U.S. Offer — Sections 1 and 2” and Instruction 7 of the ADS Letter of Transmittal.

DOES THE OFFEROR HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENTS REQUIRED IN THE OFFERS?

The Offeror has sufficient funds to purchase the ADSs and Series B Shares being sought in the Offers and to pay related costs and expenses. The Offeror’s source of funds will be cash on hand. The Offers are not conditioned upon the receipt of financing by the Offeror. For more information, see “The U.S. Offer — Section 7.”

IS THE OFFEROR’S FINANCIAL CONDITION MATERIAL TO MY DECISION WHETHER TO TENDER INTO THIS U.S. OFFER?

No. The Offeror does not believe that its financial condition is material to your decision whether to tender into this U.S. Offer because only cash consideration is being offered, and the Offers are not subject to any financing condition. For more information, see “The U.S. Offer — Section 7.”

WHAT DOES THE COMPANY’S BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFERS?

Indosat has filed, under the Exchange Act, a solicitation/recommendation statement on Schedule 14D-9 with the SEC on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers. See “The U.S. Offer — Section 1.”

ARE THERE ANY CONDITIONS TO THIS U.S. OFFER?

Currently, this U.S. Offer is unconditional other than that in order to be accepted for payment (subject to proration), ADSs must be validly tendered, or Series B Shares must be deposited for issuance of ADSs, and not withdrawn as of the expiration of this U.S. Offer. The Offeror reserves the right, at any time or from time to time, in its sole discretion, to amend this U.S. Offer to impose one or more conditions on the U.S. Offer by giving notice of such amendment to the ADS Tender Agent, making a public announcement thereof and making any required filings with the SEC and BAPEPAM-LK. See “The U.S. Offer — Section 13.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THIS U.S. OFFER?

If you wish to tender any ADSs into this U.S. Offer, you must complete the tender prior to 3:00 a.m., New York City time (which is 3:00 p.m., Jakarta time), on February 18, 2009 (including ADSs issued for Deposited Series B Shares) into this U.S. Offer. However, if you hold ADSs through a participant in the Book-Entry Transfer Facility, since the expiration time falls outside of New York City business hours, you must complete tenders of ADSs by 5:00 p.m., New York City time, on the U.S. business day preceding the expiration of this U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee will require notification before the expiration of this U.S. Offer in order to make timely delivery of your ADSs and any necessary tender documents. U.S. holders who wish to deposit their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer must allow sufficient time to do so prior to the expiration of this U.S. Offer. See “The U.S. Offer — Section 2.”

CAN THIS U.S. OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Pursuant to BAPEPAM-LK Regulation No. IX.F.1, this U.S. Offer and the Indonesian Offer may not be open for longer than thirty (30) days, unless otherwise stipulated by the Chairman of BAPEPAM-LK. If this U.S. Offer is extended, we will delay the acceptance of any ADSs that have been tendered.

The Offeror presently does not intend to extend the offer period for the Offers and intends to make the offer periods for the Offers the same. However, in the event an extension of this U.S. Offer is required beyond the currently scheduled expiration date pursuant to U.S. law, then the Offeror would seek the approval of the Chairman of BAPEPAM-LK to so extend the offer period for this U.S. Offer and the Indonesian Offer so that both Offers expire at the same time. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension. For more information, see “The U.S. Offer — Sections 1 and 13.”

HOW WILL I BE NOTIFIED IF THIS U.S. OFFER IS EXTENDED?

If the extension is approved, (i) under Indonesian law, public announcement of such extension must be made no later than two (2) days prior to the commencement of the extended offer period and (ii) under U.S. law, public announcement of the extension must be made no later than 9:00 a.m., New York City time, on the first U.S. business day following the day on which the Offers were scheduled to expire.

I HOLD ADRs EVIDENCING MY ADSs. HOW DO I TENDER MY ADSs INTO THIS U.S. OFFER?

If you hold ADSs evidenced by ADRs, complete and sign the ADS Letter of Transmittal and send it, together with the ADRs evidencing your ADSs and any other required documents, to the ADS Tender Agent at one of the addresses listed on the back cover of this Offer to Purchase before the expiration of this U.S. Offer. For more information, see “The U.S. Offer — Section 2.”

I HOLD ADSs IN BOOK-ENTRY FORM. HOW DO I PARTICIPATE IN THIS U.S. OFFER?

If you hold ADSs in book-entry form through a broker or custodian, instruct your broker or custodian to arrange, before the expiration of this U.S. Offer, for the book-entry transfer of your ADSs into the ADS Tender Agent’s account at The Depository Trust Company and for the delivery of an Agent’s Message (as defined below) to the ADS Tender Agent. You will be provided with a form by your broker or custodian to instruct your broker or custodian to tender your ADSs. This form will also be available from the Information Agent.

If you hold ADSs through a participant in the Book-Entry Transfer Facility, since the expiration time falls outside of New York City business hours, you must complete tenders of ADSs by 5:00 p.m., New York City time, on the U.S. business day preceding the expiration of this U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee will require notification before the expiration of this U.S. Offer in order to make timely delivery of your ADSs and any necessary tender documents. U.S. holders who wish to deposit their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer must allow sufficient time to do so prior to the expiration of this U.S. Offer.

For more information, see “The U.S. Offer — Section 2.”

CAN I WITHDRAW MY PREVIOUSLY TENDERED ADSs OR DEPOSITED SERIES B SHARES?

Yes. You can withdraw your previously-tendered ADSs (and any Deposited Series B Shares held by an ADS Custodian for issuance of ADSs to be tendered into this U.S. Offer) at any time before 3:00 a.m., New York City time (which is 3:00 p.m., Jakarta time), on February 18, 2009. In addition, if the Offeror has not accepted tendered ADSs for payment by March 20, 2009, then you can withdraw your ADSs (or Deposited Series B Shares) at any time after such date and prior to such acceptance. For more information, see “The U.S. Offer — Sections 1 and 3.”

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED ADSs OR DEPOSITED SERIES B SHARES?

To withdraw your previously-tendered ADSs (or any Deposited Series B Shares) from this U.S. Offer, you must deliver an originally signed written notice of withdrawal, with the required information to the ADS Tender

Agent while you have the right to withdraw ADSs. The notice of withdrawal must be guaranteed by an Eligible Institution, if, but only if, a signature guarantee was required on the original ADS Letter of Transmittal. If you have withdrawn Deposited Series B Shares, the ADS Tender Agent will instruct the ADS Custodian to return your Series B Shares. See “The U.S. Offer — Section 3.”

WHAT HAPPENS IF MORE SERIES B SHARES ARE TENDERED THAN YOU ARE WILLING TO PURCHASE?

If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs validly tendered into this U.S. Offer) are validly tendered and not properly withdrawn in this U.S. Offer and the Indonesian Offer on a combined basis, we will purchase up to an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) from tendering holders in this U.S. Offer and the Indonesian Offer on a pro rata basis, subject to certain adjustments. This means that we will purchase from you that number of ADSs calculated by multiplying the number of ADSs you validly tendered and did not properly withdraw as of the expiration of this U.S. Offer by a proration factor. The proration factor will be the quotient of 1,314,466,775 divided by the total number of Series B Shares (including Series B Shares underlying ADSs) validly tendered and not properly withdrawn in this U.S. Offer and the Indonesian Offer on a combined basis. For example, if 1,752,622,366 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn as of the expiration of the Offers on a combined basis, we will purchase seventy-five percent (75%) of the number of ADSs that you tender (with adjustments to avoid the purchase of fractional ADSs from any holder, although Odd-lots of less than fifty (50) Deposited Series B Shares will be accepted to the extent practicable). See “The U.S. Offer — Section 4.”

IF YOU PRORATE, WHEN WILL I KNOW HOW MANY ADSs WILL ACTUALLY BE PURCHASED?

If proration of tendered ADSs is required, we do not expect to announce the results of proration until on or about February 20, 2009. This is because we will not know the precise number of ADSs and Series B Shares validly tendered into this U.S. Offer and the Indonesian Offer, respectively, until all supporting documentation for those tenders are reviewed. Beginning on or about February 23, 2009, holders of ADSs may also obtain this information from the Information Agent for this U.S. Offer, at the telephone number set forth on the back cover of this Offer to Purchase. See “The U.S. Offer — Section 4.”

HOW WAS THE OFFER PRICE DETERMINED?

In accordance with BAPEPAM-LK Regulation IX.H.I, the purchase price for the Series B Shares in the mandatory tender offer must be equal to or greater than the average of the highest daily trading price of the Series B Shares traded on the IDX within the period of the last ninety (90) days prior to June 8, 2008, which is the announcement date of the execution of the Share Purchase Agreement. The offer price for Series B Shares in the Indonesian Offer, which is higher than such minimum price required by Indonesian regulations, is the price per Series B Share paid by Qtel to STT in connection with the Share Purchase Agreement. Since each ADS represents fifty (50) Series B Shares, the tender of an ADS will be equivalent to the tender of fifty (50) underlying Series B Shares and, upon the terms and subject to the conditions of this U.S. Offer, we will purchase each ADS validly tendered and not properly withdrawn (subject to proration) at a purchase price that is the U.S. dollar equivalent (based on the Applicable Exchange Rate) of fifty (50) times the purchase price of each Series B Share in the Indonesian Offer. See “The U.S. Offer — Sections 1 and 9.”

WHEN AND HOW WILL YOU PAY FOR THE ADSs I TENDER?

We will pay the purchase price for the ADSs that we accept for purchase, net in cash in U.S. dollars (without interest and subject to any required withholding of taxes), as promptly as practicable following the expiration of this U.S. Offer, but in any event no later than fifteen (15) days after the expiration of this U.S. Offer in accordance with Indonesian law. We will remit the cash consideration for the ADSs tendered and accepted for purchase by depositing the aggregate purchase price for the ADSs with the ADS Tender Agent. The ADS Tender Agent will act as your agent and will transmit to you the payment for all of your ADSs accepted for payment. See “The U.S. Offer — Section 4.”

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY ADSs?

Generally, if you are a U.S. holder you will be subject to United States federal income taxation when you receive cash from us in exchange for the ADSs you tender. A U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the ADSs and its adjusted tax basis in such ADSs. Each taxpayer with respect to the subject matter addressed herein should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. See “The U.S. Offer — Section 5.”

WILL INDOSAT CONTINUE AS A PUBLIC COMPANY?

We presently anticipate that Indosat will continue as a public company and will maintain its listing on the NYSE and the IDX following consummation of the Offers. We currently have no plans in place and have not submitted any proposal to Indosat which, immediately after the Offers, would result in the delisting of the ADSs from the NYSE or the delisting of the Series B Shares from the IDX. However, after the completion of the Offers, it is possible that the ADSs may no longer satisfy the requirements for listing on the NYSE. It is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to this U.S. Offer, the ADSs will no longer meet the continued listing requirements of the NYSE. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs, and the ADSs will no longer be an exchange-traded security. See “The U.S. Offer — Section 11.”

IF I DECIDE NOT TO TENDER, HOW WILL THIS U.S. OFFER AFFECT MY SECURITIES?

The purchase of the ADSs and Series B Shares pursuant to the Offers will reduce the number of such securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining securities held by the public. In addition, as discussed above, it is possible that after consummation of the Offers, the ADSs would no longer meet the continued listing requirements of the NYSE. See “The U.S. Offer — Section 11.”

WHAT IS THE RECENT MARKET PRICE FOR THE ADSs?

On June 6, 2008, the last full trading day before the announcement of the plan to commence the Offers, the last reported sale price on the NYSE of the ADSs was US$29.55 per ADS. On January 16, 2009, the last full trading day before the commencement of this U.S. Offer, the last reported sale price on the NYSE of the ADSs was US$25.24 per ADS. You are urged to obtain current market quotations for ADSs. See “The U.S. Offer — Section 6.”

WHO CAN I TALK TO IF I HAVE QUESTIONS?

The Information Agent can help answer your questions. The Information Agent for this U.S. Offer is BNY Mellon Shareowner Services, whose contact information is on the back cover of this Offer to Purchase.

This Offer to Purchase and the accompanying ADS Letter of Transmittal contain important information, and you should read them in their entirety before you make a decision to tender your ADSs into this U.S. Offer.

EXEMPTIONS REQUESTED FROM

THE U.S. SECURITIES AND EXCHANGE COMMISSION

This U.S. Offer qualifies as a “Tier II” offer in accordance with the rules of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, is exempt from certain provisions of otherwise applicable statutes and rules. In addition, we have requested from, and have been granted by, the SEC, exemptive relief from Rule 14d-10(a)(1) under the Exchange Act to permit the Offeror to make this U.S. Offer only to holders of ADSs, and the Indonesian Offer only to holders of Series B Shares (the “Rule 14d-10 Exemption”).

Rule 14d-10(a)(1) under the Exchange Act provides that no person shall make a tender offer unless the offer is open to all security holders of the class of securities subject to the tender offer. The Rule 14d-10 Exemption permits the Offeror to utilize the dual offer structure described herein to conduct this U.S. Offer and the Indonesian Offer as two (2) separate offers, with this U.S. Offer being made to holders of ADSs, and the Indonesian Offer being made to holders of Series B Shares.

THE U.S. OFFER

1. TERMS OF THE U.S. OFFER; EXPIRATION DATE.

Qatar Telecom (Qtel) Q.S.C., a corporation organized under the laws of Qatar (“Qtel”), through Indonesia Communications Pte. Ltd., a company incorporated under the laws of Singapore and a wholly-owned indirect subsidiary of Qtel (“ICLS” and, together with Qtel, the “Offeror” or “we” or “us”), is offering to purchase American Depositary Shares (“ADSs”) of PT Indosat Tbk., an Indonesian company (“Indosat” or the “Company”), other than ADSs held by Qtel and its affiliates, at a purchase price of the U.S. dollar equivalent of Indonesian Rupiah 369,400 per ADS, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (“Offer to Purchase”) and in the related ADS Letter of Transmittal (“ADS Letter of Transmittal”), as they may be amended or supplemented from time to time (together, the “U.S. Offer”). Each ADS represents fifty (50) Series B Shares, par value Rp100 per share (“Series B Shares”), of Indosat, and the Offer Price represents fifty (50) times the offer price being offered in the Indonesian Offer for each Series B Share. The Offer Price will be converted from Indonesian Rupiah to U.S. dollars based on the “Applicable Exchange Rate.” The Applicable Exchange Rate will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/. Payment for ADSs accepted for purchase in this U.S. Offer will be made to The Bank of New York Mellon (the “ADS Tender Agent”) no later than fifteen (15) days following the expiration of this U.S. Offer. For more information, see “The U.S. Offer — Section 4.”

Concurrently with this U.S. Offer, the Offeror is offering to purchase outstanding Series B Shares of the Company (other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs) pursuant to a separate Indonesian offer (the “Indonesian Offer” and, together with this U.S. Offer, the “Offers”) at a purchase price of Rp7,388 per Series B Share.

In the aggregate, the Offeror is offering to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs). If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not withdrawn in the Offers on a combined basis, then the proration rules will apply, as described in “The U.S. Offer — Section 4,” so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis.

This U.S. Offer is open only to holders of ADSs, and Series B Shares will not be accepted in this U.S. Offer. All holders of Series B Shares who wish to tender their Series B Shares must tender such shares into the Indonesian Offer. However, U.S. holders of Series B Shares may participate in this U.S. Offer by depositing their Series B Shares (“Deposited Series B Shares”) with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., as custodian (the “ADS Custodian”) for the ADS Tender Agent. Those holders must also deliver the ADS Letter of Transmittal and other documentation required for tendering ADSs to the ADS Tender Agent. To the extent that the Offeror accepts ADSs for purchase in this U.S. Offer, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror. The Offeror will bear all fees charged by the ADS Depositary in connection with any issuance of ADSs in exchange for the Deposited Series B Shares to be tendered into this U.S. Offer. Holders who wish to deposit their Series B Shares into the ADS facility to tender ADSs into this U.S. Offer must allow sufficient time to do so.

See “The U.S. Offer — Section 2.”

The Indonesian Offer is open to all holders of Series B Shares, wherever the holders are located, but is not open to holders of ADSs.

This U.S. Offer is not conditioned on any minimum number of ADSs being tendered or any other conditions, other than that in order for ADSs to be accepted for payment (subject to proration), ADSs must be validly tendered, or Series B Shares must be deposited, and not withdrawn as of the expiration of this U.S. Offer.

Except for the purchase of Series B Shares in the Indonesian Offer, the Offeror has not purchased or made any arrangement to purchase, and will not purchase or make any arrangement to purchase, ADSs or Series B Shares outside of this U.S. Offer from June 8, 2008 until the expiration of this U.S. Offer.

Indosat has filed, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers.

Purpose of the U.S. Offer. Upon the terms and subject to the conditions of this U.S. Offer, we will purchase (subject to proration) ADSs of the Company, other than ADSs held by Qtel and its affiliates, from all holders who validly tender and have not properly withdrawn their ADSs before the expiration of this U.S. Offer at a purchase price of the U.S. dollar equivalent of Rp369,400 per ADS, net to the seller in cash (without interest and subject to any required withholding of taxes). If, in the aggregate, more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn in the Offers on a combined basis, then the proration rules will apply, as described in “The U.S. Offer — Section 4,” so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis.

Reasons for the U.S. Offer. This U.S. Offer, together with the Indonesian Offer, is a mandatory tender offer being conducted in accordance with Capital Market and Financial Institution Supervisory Board of the Department of Finance of the Republic of Indonesia (“BAPEPAM-LK”) Regulation IX.H.1, which requires that a party that acquires fifty percent (50%) or more of an Indonesian public company’s shares or the capability to directly or indirectly control the management or policy of an Indonesian public company must make a tender offer for the remaining shares of such company, subject to certain limitations and exclusions. The Offeror is making this U.S. Offer as a result of Qtel’s indirect acquisition of 2,217,590,000 Series B Shares (representing approximately 40.81% of the total issued and outstanding shares of Indosat) pursuant to a Share Purchase Agreement, dated June 6, 2008 (the “Share Purchase Agreement”), between Qtel and STT Communications Ltd, a company incorporated under the laws of Singapore (“STT”), which gave Qtel the capability to indirectly control the management or policy of Indosat. Prior to the Share Purchase Agreement, no management relationship between Qtel and Indosat existed, other than the appointment of H.E. Sheikh Mohammed bin Suhaim Al Thani, Qtel’s Vice Chairman, to the Board of Commissioners of Indosat. Pursuant to the Share Purchase Agreement, Qtel acquired the shares of Indonesia Communications Limited, a company incorporated under the laws of Mauritius (“ICLM”), and ICLS, which are the direct holders of the 2,217,590,000 Series B Shares, held by Asia Mobile Holdings Pte. Ltd., a company incorporated under the laws of Singapore (“AMH”), which is 75% owned by STT and 25% indirectly owned by Qtel, and ICLM and ICLS became wholly-owned indirect subsidiaries of Qtel. See “The U.S. Offer — Section 9.”

On December 19, 2008, the Capital Investment Coordinating Board of the Republic of Indonesia determined that foreign capital ownership in the cellular telecommunication network operation sector of Indonesia should be limited to a maximum amount of 65%. BAPEPAM-LK, through its letter No. S-9186/BL/2008 dated December 23, 2008 (the “BAPEPAM-LK Letter”), notified Qtel that Qtel is allowed to acquire a maximum of 65% ownership interest in Indosat. Therefore, the maximum number of Series B Shares (including Series B Shares underlying ADSs) that Qtel is permitted to acquire pursuant to this U.S. Offer and the Indonesian Offer is 1,314,466,775 Series B Shares, representing approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs). However, the implementation by Qtel of the Offers for up to an additional 24.19% of the outstanding Series B Shares on a combined basis in accordance with and pursuant to the

BAPEPAM-LK Letter shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment under the Indonesian investment regulation applies to Indonesian companies whose shares are listed and traded on the stock exchange.

Expiration Date. This U.S. Offer and withdrawal rights will expire at 3:00 a.m., New York City time (which is 3:00 p.m., Jakarta time), on February 18, 2009, unless the expiration date is extended in accordance with applicable law, in which event you will have until the later day and time to which the U.S. Offer is extended to tender your ADSs into this U.S. Offer.

See “The U.S. Offer — Section 3” for a description of your withdrawal rights.

See “The U.S. Offer — Section 4” for a description of our right to purchase ADSs tendered by you on a pro rata basis.

See “The U.S. Offer — Section 13” for a description of our right to extend, delay, terminate or amend this U.S. Offer.

2. PROCEDURES FOR TENDERING ADSs.

Proper Tender of ADSs. For ADSs to be tendered validly pursuant to this U.S. Offer, the ADRs evidencing the ADSs, or confirmation of receipt of the ADSs under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof bearing an original signature), including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the ADS Letter of Transmittal, must be received prior to the expiration of this U.S. Offer by the ADS Tender Agent at one of its addresses set forth on the back cover page of this document.

Book-Entry Delivery for ADSs. The ADS Tender Agent will establish an account with respect to the ADSs at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of this U.S. Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration of this U.S. Offer. Delivery of the ADS Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the ADS Tender Agent and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering ADSs through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that we may enforce that agreement against that participant.

If you hold ADSs through a participant in the Book-Entry Transfer Facility, since the expiration time falls outside of New York City business hours, you must complete tenders of ADSs by 5:00 p.m., New York City time, on the U.S. business day preceding the expiration of this U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee will require notification before the expiration of this U.S. Offer in order to make timely delivery of your ADSs and any necessary tender documents. U.S. holders who wish to deposit their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer must allow sufficient time to do so prior to the expiration of this U.S. Offer.

Method of Delivery for ADSs. The method of delivery of all documents, including ADRs evidencing the ADSs, is at the election and risk of the tendering ADS holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. ADSs will be deemed delivered only when actually received by the ADS Tender Agent (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Deposit of Series B Shares for Delivery of ADSs. If you are a U.S. holder of Series B Shares and wish to participate in this U.S. Offer, you may deposit your Series B Shares (“Deposited Series B Shares”) for issuance of ADSs that will be tendered into this U.S. Offer (subject to proration). To do so, prior to the expiration of this U.S. Offer, you must (1) deposit your Series B Shares with the ADS Custodian, and (2) deliver an ADS Letter of Transmittal and any other documents required by the ADS Letter of Transmittal to the ADS Tender Agent. To the extent that the Offeror accepts ADSs for purchase in this U.S. Offer, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror. Each ADS will represent fifty (50) Deposited Series B Shares. If such converting shareholder deposits “Odd-lots” (lots of fewer than fifty (50) Series B Shares), such shareholder must deposit those Series B Shares with the ADS Custodian as described above. To the extent practicable, the ADS Tender Agent will combine Odd-lots of Series B Shares that the Offeror accepts for purchase with other Odd-lots to create whole ADSs that will be delivered for purchase by the Offeror. All Deposited Series B Shares not accepted for purchase in the form of ADSs in this U.S. Offer due to proration, withdrawal or otherwise not purchased by the Offeror will be returned to you, in accordance with your instructions contained in the ADS Letter of Transmittal, in the form of Series B Shares. You will not be responsible for any fees relating to the deposit of your Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer.

U.S. holders of Series B Shares that would like to participate in this U.S. Offer pursuant to the procedure described above are cautioned to provide for sufficient time to complete the tender before the U.S. Offer expires.

Signature Guarantees for ADSs. Except as otherwise provided below, all signatures on the ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on the ADS Letter of Transmittal need not be guaranteed if (a) the ADS Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the ADS Letter of Transmittal or (b) such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the ADS Letter of Transmittal. If an ADR evidencing the ADSs is registered in the name of a person other than the person executing an ADS Letter of Transmittal, then the ADR(s) must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the ADR, with the signature guaranteed by an Eligible Institution.

Clearing System and Book-Entry. You must complete the tender of any ADSs (including ADSs issued for Deposited Series B Shares) prior to 3:00 a.m., New York City time (which is 3:00 p.m., Jakarta time), on February 18, 2009, unless this U.S. Offer is extended in accordance with applicable law, in which event you will have until the later day and time to which the U.S. Offer is extended to tender your ADSs into this U.S. Offer.

If you hold ADSs through a participant in the Book-Entry Transfer Facility, since the expiration time falls outside of New York City business hours, you must complete tenders of ADSs by 5:00 p.m., New York City time, on the U.S. business day preceding the expiration of this U.S. Offer. If your ADSs are held by a broker, bank or other nominee, your nominee will require notification before the expiration of this U.S. Offer in order to make timely delivery of your ADSs and any necessary tender documents. U.S. holders who wish to deposit their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into this U.S. Offer must allow sufficient time to do so prior to the expiration of this U.S. Offer.

Transfer Facility Deadlines. If a broker, dealer, commercial bank, trust company, financial institution or other nominee holds your ADSs, it is likely they have a deadline prior to the expiration of this U.S. Offer by which tendering holders must instruct them to tender their ADSs into this U.S. Offer.

United States Federal Income Tax Withholding. Under the current U.S. backup withholding rules, 28% of the gross proceeds payable to a holder of ADSs or other payee pursuant to this U.S. Offer may be withheld and remitted to the United States Treasury, unless the holder or other payee provides its taxpayer identification number (employer identification number, social security number or individual taxpayer identification number) to the ADS Tender Agent and certifies that such number is correct or otherwise establishes an exemption under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the ADS Tender Agent, each tendering United States holder of ADSs should complete and sign the Substitute Form W-9 included as part of the ADS Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. See Instruction 9 of the ADS Letter of Transmittal. Certain holders of ADSs (including, among others, corporations and foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient, that person must submit a statement on IRS Form W-8BEN (or other IRS Form as may be applicable), signed under penalties of perjury, attesting to that person’s exempt status. If the proceeds payable to a Non-U.S. holder would be considered to be effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment), such holder should instead complete and sign an IRS Form W-8ECI certifying such status. IRS Forms W-8BEN and W-8ECI can be obtained from the ADS Tender Agent. See Instruction 9 of the ADS Letter of Transmittal.

ANY TENDERING ADS HOLDER OR OTHER PAYEE FOR TENDERED ADSs WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE ADS LETTER OF TRANSMITTAL OR IRS FORM W-8BEN, OR, IF APPLICABLE, IRS FORM W-8ECI (OR OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF THE GROSS PROCEEDS PAID TO SUCH ADS HOLDER OR OTHER SUCH PAYEE PURSUANT TO THIS U.S. OFFER.

Tender Constitutes an Agreement. The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of this U.S. Offer and an agreement between the tendering holder and us upon the terms and subject to the conditions of this U.S. Offer, as well as the tendering holder’s representation and warranty to us that the tendering holder (1) has full power and authority to tender, sell, assign and transfer the ADSs tendered hereby or Deposited Series B Shares and that, when the ADSs are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and (2) will, upon request, execute and deliver any additional documents deemed by us or the ADS Tender Agent, as the case may be, to be necessary or desirable to complete the sale, assignment and transfer of the ADSs tendered hereby or Deposited Series B Shares.

Determination of Validity; Rejection of ADSs or Deposited Series B Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs or Deposited Series B Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of ADSs or Deposited Series B Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful (including by reason of proration). We also reserve the absolute right to waive any defect or irregularity in any tender of a particular ADS or Deposited Series B Share, and our interpretation of the terms of this U.S. Offer (including the instructions in the ADS Letter of Transmittal) will be final and binding on all parties. No tender of ADSs or Deposited Series B Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the ADS Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased ADSs or Deposited Series B Shares. If any tendered ADSs or Deposited Series B Shares are not purchased pursuant to this U.S. Offer (including by reason of proration) or are properly withdrawn before the expiration of this U.S. Offer, or if less than all of an ADS holder’s ADSs evidenced by ADRs are tendered, unpurchased ADSs or Deposited Series B Shares will be returned as promptly as practicable after the expiration or termination of this U.S. Offer or the proper withdrawal of the ADSs or Deposited Series B Shares, as applicable, or, in the case of ADSs tendered by book-entry transfer at the Book-Entry Transfer Facility, the returned ADSs will be credited to the appropriate account maintained by the tendering ADS holder at the Book-Entry Transfer Facility, in each case without expense to the tendering holder.

Lost or Destroyed ADRs. ADS holders whose ADRs evidencing part or all of their ADSs have been lost, stolen, misplaced or destroyed may contact The Bank of New York Mellon, as ADS Depositary, at 1-888-BNY ADRS for instructions as to obtaining a replacement. The replacement ADR(s) will then be required to be submitted together with the ADS Letter of Transmittal in order to receive payment for ADSs that are tendered and accepted for payment. The Bank of New York Mellon may require the ADS holder to post a bond in connection with the issuance of replacement ADRs. ADS holders are urged to contact The Bank of New York Mellon immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

ADRs EVIDENCING ADSs, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED ADS LETTER OF TRANSMITTAL OR FACSIMILE THEREOF (BEARING AN ORIGINAL SIGNATURE), OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE ADS LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE ADS TENDER AGENT AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE ADS TENDER AGENT AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

3. WITHDRAWAL RIGHTS.

Tenders of ADSs made pursuant to this U.S. Offer and Deposited Series B Shares may be withdrawn at any time prior to the expiration of this U.S. Offer. If we are permitted to extend the period of time during which this U.S. Offer is open, and choose to do so, or postpone payment for the ADSs, then, without prejudice to our rights under this U.S. Offer, the ADS Tender Agent may, on our behalf, respectively retain all ADSs tendered and Deposited Series B Shares, and such ADSs and Deposited Series B Shares may not be withdrawn except as otherwise provided in this Section 3. See “The U.S. Offer — Section 13.”

Withdrawal of ADSs. For a withdrawal of ADSs or Deposited Series B Shares to be effective, an original signed written notice of withdrawal must:

•	be timely received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

must specify the name of the person who tendered the ADSs or deposited the Deposited Series B Shares to be withdrawn, the number of ADSs or Deposited Series B Shares to be withdrawn and the name of the registered holder of the ADSs or Deposited Series B Shares, if different from that of the person who tendered such ADSs or deposited such Deposited Series B Shares.

If the ADSs or Deposited Series B Shares to be withdrawn have been delivered to the ADS Tender Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in cases where a signature guarantee was not required on the ADS Letter of Transmittal) must be submitted prior to the release of such ADSs or Deposited Series B Shares. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADR(s), the name of the registered holder (if different from that of the tendering ADS holder) and the serial numbers shown on the particular ADR(s) evidencing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs.

General. Withdrawals may not be rescinded, and ADSs or Deposited Series B Shares withdrawn will thereafter be deemed not tendered or deposited for purposes of this U.S. Offer. However, withdrawn ADSs or Deposited Series B Shares may be re-tendered or re-deposited by again following one of the procedures described in “The U.S. Offer — Section 2” at any time prior to the expiration of this U.S. Offer.

We will determine all questions as to the validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of ADSs or Deposited Series B Shares by any shareholder, and such determination will be binding on all shareholders. None of us, the ADS Tender Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

No Subsequent Offering Period. Indonesian law does not provide for a subsequent offering period. U.S. law, on the other hand, allows for a subsequent offering period. The Offeror does not intend to avail itself of any subsequent offering period.

4. PRORATION; PURCHASE OF ADSs AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of this U.S. Offer, including the proration rules described in this Section 4, we will pay for the ADSs validly tendered and not properly withdrawn as of the expiration of this U.S. Offer. If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs validly tendered pursuant to this U.S. Offer) are validly tendered and not properly withdrawn in the Offers on a combined basis, then the proration rules will apply, so that we will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) from tendering holders on a pro rata basis in the Offers on a combined basis. This means that we will purchase from you that number of ADSs (each ADS representing fifty (50) Series B Shares) calculated by multiplying the number of ADSs you validly tendered and did not properly withdraw as of the expiration of this U.S. Offer by a proration factor (with possible adjustments as described below). The proration factor will be the quotient of 1,314,466,775 divided by the total number of Series B Shares (including Series B Shares underlying the ADSs) validly tendered and not properly withdrawn in the Offers on a combined basis. For example, if 1,752,622,366 Series B Shares (including Series B Shares underlying the ADSs) are validly tendered and not properly withdrawn in the Offers on a combined basis, we will purchase seventy-five percent (75%) of the number of ADSs that you validly tendered (with possible adjustments to avoid the purchase of fractional ADSs from any holder, although Odd-lots of less than fifty (50) Deposited Series B Shares will be accepted to the extent practicable).

If proration of the tendered ADSs is required, we do not expect to announce the final results of proration until on or about February 20, 2009. This is because we will not know the precise number of ADSs and Series B Shares validly tendered into this U.S. Offer and the Indonesian Offer, respectively, until all supporting documentation for those tenders is reviewed. The results of proration will be announced by a press release as promptly as practicable. Beginning on or about February 23, 2009, holders of ADSs may also obtain this information from BNY Mellon Shareowner Services, the Information Agent for this U.S. Offer, at the telephone number set forth on the back cover of this Offer to Purchase. All ADSs or Deposited Series B Shares not accepted for payment due to proration, withdrawal or otherwise, will be returned to the tendering holder in accordance with the procedure described in “The U.S. Offer — Section 2.”

Payment for ADSs. We will pay for ADSs purchased under this U.S. Offer (subject to proration) by depositing the aggregate purchase price for such ADSs with the ADS Tender Agent no later than fifteen (15) days following the expiration of this U.S. Offer. The ADS Tender Agent will act as agent for the tendering ADS holder for the purpose of receiving payment from us and transmitting payment to the tendering ADS holders.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

ANY TENDERING HOLDER OF ADSs OR DEPOSITED SERIES B SHARES OR OTHER PAYEE FOR TENDERED ADSs WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE ADS TENDER AGENT THE SUBSTITUTE FORM W-9 INCLUDED WITH THE ADS LETTER OF TRANSMITTAL OR IRS FORM W-8BEN, OR, IF APPLICABLE, IRS FORM W-8ECI (OR OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE HOLDER OF ADSs OR OTHER PAYEE FOR TENDERED ADSs PURSUANT TO THIS U.S. OFFER. SEE “THE U.S. OFFER — SECTION 5.”

5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following describes the material U.S. federal income tax consequences to U.S. holders and Non-U.S. holders, as defined below, of the tender of their ADSs pursuant to this U.S. Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. holders and Non-U.S. holders of ADSs, that, in each case, hold the ADSs as capital assets for U.S. federal income tax purposes, and it does not address special classes of holders, such as:

•	financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding ADSs as part of a hedge, straddle or conversion transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; or

•	persons holding ADSs that own or are deemed to own ten percent (10%) or more of any class of the Company’s stock.

Holders of ADSs are urged to consult their U.S. tax advisors regarding the U.S. federal, state, local and non-U.S. tax, including estate and gift tax, consequences of the tender of their ADSs pursuant to this U.S. Offer in light of their particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of ADSs that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one (1) or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. holder” is a holder that is not a U.S. holder, including, but not limited to residents of Indonesia or persons carrying on a trade, profession or vocation in Indonesia through a branch, agency or permanent establishment.

General. In general, a U.S. holder that receives cash for the ADSs pursuant to this U.S. Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the ADSs (generally the amount of cash received by such U.S. holder) and such U.S. holder’s adjusted tax basis in such ADSs. Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (currently subject to a maximum 15% tax rate for certain non-corporate taxpayers) if the U.S. holder has held the ADSs for more than one (1) year.

A Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of ADSs unless: (i) the gain is effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-U.S. holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions.

PFIC. The Company has not yet determined whether it is considered a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for the 2008 or 2009 taxable years. Based on the Company’s annual report on Form 20-F for the year ended December 31, 2007, filed by the Company with the Commission on May 5, 2008 (the “2007 20-F”), we believe the Company was not a PFIC for U.S. federal income tax purposes for its 2007 taxable year, the most recent year for which we were able to make this determination. While we are not aware of any significant transactions or events in 2008 or 2009 that would change this conclusion, since the PFIC status of the Company for each year depends upon the composition of the Company’s income and assets and upon the market value of the Company’s assets (generally including, among others, equity investments less than 25% owned) from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. If the Company were considered a PFIC for any taxable year during which a U.S. holder held ADSs, certain adverse tax consequences could apply to such U.S. holder pursuant to a sale of such shares in this U.S. Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a mark-to-market election) to U.S. holders that may- mitigate the adverse tax consequences resulting from PFIC status. U.S. holders should consult the 2007 20-F under the subsection “U.S. Federal Income Taxation — Passive Foreign Investment Company Status” for more details on the U.S. federal income tax consequences of the sale or other disposition of ADSs in the event the Company is or has ever been a PFIC for U.S. federal income tax purposes and any elections available to a U.S. holder.

Information Reporting and Backup Withholding for U.S. holders. Payment made with respect to this U.S. Offer within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred on IRS Form W-9. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is properly furnished to the IRS.

Information Reporting and Backup Withholding for Non-U.S. holders. Information reporting and backup withholding generally are not required with respect to the amount of any proceeds received in this U.S. Offer by a Non-U.S. holder through a foreign office of a foreign broker that does not have certain specified connections to the United States. If a Non-U.S. holder tenders ADSs through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report the amount of proceeds paid to such Non-U.S. holder to the IRS and also backup withhold on that amount unless such Non-U.S. holder (i) provides appropriate certification to the broker of its status as a non-U.S. person or (ii) is an exempt recipient. Information reporting will apply if a Non-U.S. holder tenders through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless (i) such broker has documenting evidence in its records that such Non-U.S. holder is a non-U.S. person and certain other conditions are met or (ii) such Non-U.S. holder is an exempt recipient.

6. PRICE RANGE OF ADSs; DIVIDENDS.

Market for the ADSs.

ADSs, each representing fifty (50) Series B Shares, are listed and traded on the NYSE and trade under the symbol “IIT.” The table below sets forth, for the periods indicated, the reported high and low daily trading prices of the ADSs on the NYSE.

	US$ Price per ADS(1)
	High	Low
Year ending December 31, 2006
1st Quarter	31.98	26.10
2nd Quarter	33.18	21.25
3rd Quarter	27.86	22.58
4th Quarter	38.80	26.15

Year ending December 31, 2007
1st Quarter	38.16	30.11
2nd Quarter	40.39	34.00
3rd Quarter	43.95	31.71
4th Quarter	52.20	42.02

Year ending December 31, 2008
1st Quarter	47.57	32.50
2nd Quarter	38.90	29.07
3rd Quarter	37.45	28.40
4th Quarter	31.90	15.62

Year ending December 31, 2009
1st Quarter (through January 16, 2009)	26.50	24.11

(1)	Source: Bloomberg.

Dividends. The Company’s shareholders determine dividend payouts in the Annual General Meeting of Shareholders pursuant to recommendations from the Company’s board of directors. At the 2006, 2007 and 2008 Annual General Meetings of Shareholders, the shareholders declared final cash dividends amounting to fifty percent (50%) of the Company’s net income for each of the years ended December 31, 2005, 2006 and 2007, respectively. In the 2007 20-F, the Company indicated that it intends to maintain a dividend policy ranging from thirty percent (30%) to fifty percent (50%) of net income.

The table below sets forth, for each of the periods indicated, the dividends paid per ADS:

	2007	2006
Dividends per ADS (in US$)	—	0.69

7. SOURCE AND AMOUNT OF FUNDS.

Assuming we purchase 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) tendered pursuant to this U.S. Offer and the Indonesian Offer (representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs)) at a purchase price of Rp7,388 per Series B Share, we expect that the aggregate purchase price will be approximately US$863 million. We expect to fund the purchase of ADSs and Series B Shares tendered pursuant to the Offers and the payment of related fees and expenses with cash on hand. The Offers are not subject to any financing condition.

8. CERTAIN INFORMATION CONCERNING THE COMPANY AND THE OFFEROR.

8.A. CERTAIN INFORMATION CONCERNING THE COMPANY

General. The Company was established in the Republic of Indonesia by deed number 55 on November 10, 1967 drawn up before Notary Mohamed Tadjoedin, SH within the framework of the Indonesian Foreign Investment Law No. 1 of 1967. The deed of establishment was published in Supplement No. 24 of State Gazette No. 26 dated March 29, 1968 of the Republic of Indonesia. The Company started its commercial operations in 1969. In 1980, the Company was sold by the American Cable and Radio Corporation, an International Telephone & Telegraph subsidiary, to the Government of the Republic of Indonesia and became a state-owned company (Persero).

On February 7, 2003, the Company received the approval from the Capital Investment Coordinating Board (BKPM) in its letter No. 14/V/PMA/2003 for the change of its legal status from a non-foreign investment company (non-facility company) to a Foreign Capital Investment Company. Subsequently, on March 21, 2003, the Company received the approval from the Ministry of Justice and Human Rights of the Republic of Indonesia on the amendment to its Articles of Association to reflect the change of its legal status. The Company’s Articles of Association have been amended from time to time. The latest amendment was covered by notarial deed No. 109 dated July 14, 2008 drawn up before Sutjipto S.H. concerning the amendment to the entire Articles of Association of Indosat to comply with Law No. 40 of 2007 on Limited Liability Company. The latest amendment of the Company’s Articles of Association has been reported to and accepted by the Ministry of Law and Human Rights of the Republic of Indonesia based on its letter No. AHU-48398.AH.01.02 Tahun 2008 dated August 6, 2008.

According to Article 3 of its Articles of Association, the Company shall engage in providing telecommunications networks and/or services as well as the informatics business by conducting the following activities:

1)	To engage in business and/or activities in the provision and rendering of telecommunications network and/or services as well as the informatics business;

2)	To engage in planning services, infrastructure construction, provision of telecommunication as well as the informatics business facilities, including the provision of supporting resources;

3)	To engage in operational services (comprising the marketing and sales of telecommunications network and/or services, as well as the informatics business rendered by Indosat), to carry out maintenance, research, development of telecommunications as well as the informatics business infrastructure and/or facilities, to provide education and training, either locally or overseas; and

4)	To engage in services that are relevant to the development of the telecommunications network and/or services as well as the informatics business.

The address of the Company’s principal executive offices is Jalan Medan Merdeka Barat No.21, Jakarta 10110, Indonesia, and its telephone number at such address is (+62-21) 3000 3001.

PT INDOSAT TBK.

SELECTED FINANCIAL DATA

The following selected consolidated financial data is being provided in this Offer to Purchase solely because similar financial data is being provided in the Indonesian Tender Offer Statement for the Indonesian Offer as required by Indonesian law, but it is not required to be furnished under the rules of the SEC. The selected consolidated statement of income data for the years ended December 31, 2006 and 2007, and the selected consolidated balance sheet data as of December 31, 2006 and 2007, have been derived from the Company’s Consolidated Financial Statements included in the 2007 20-F. This information should be read in conjunction with and is qualified in its entirety by reference to the Consolidated Financial Statements, and the discussion in “Item 5. Operating and Financial Review and Prospects” included in the Company’s 2007 20-F.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Indonesia (“Indonesian GAAP”), which differs in certain significant respects from generally accepted accounting principles in the United States (“U.S. GAAP”). See Notes 41, 42 and 43 of the Company’s audited consolidated financial statements contained in the 2007 20-F, which provide a description of certain material differences between Indonesian GAAP and U.S. GAAP, as they relate to the Company and a reconciliation to the amount of U.S. GAAP net income for each of the years ended December 31, 2006 and 2007 and the amount of U.S. GAAP stockholders’ equity as of December 31, 2006 and 2007.

In 2004, the Company changed its method of accounting for liabilities relating to employee benefits and for the realization of gains from certain transactions with Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk., or Telkom, which resulted in a restatement of the Company’s 2003 consolidated financial statements. In 2007, the Indonesian government adopted the new cost-based interconnection regime. Under this new regime, the Company now reports operating revenues on a gross basis rather than on a net based method. Using a net based method, the Company recognizes interconnection income net of interconnection expenses. On a gross basis, the Company recognizes interconnection income in operating revenue and interconnection expenses in operating expenses. The Company has not restated its income statements for the prior period to reflect the gross basis, as the new cost-based regime is only effective from January 1, 2007 onwards.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006 and 2007

(Expressed in billions of Indonesian Rupiah and millions of U.S. dollars, except share data)

	2006 Rp.	2007 Rp.	2007 US$(1)
Indonesian GAAP:
Operating revenues:
Cellular	9,227.5	12,752.5	1,357.6
MIDI	1,902.6	2,168.6	230.9
Fixed telecommunication	1,109.3	1,567.4	166.9
Other services	—	—	—

Total operating revenues	12,239.4	16,488.5	1,755.4

Total operating expenses	8,840.7	11,968.9	1,274.2
Operating income	3,398.7	4,519.6	481.2
Other income (expense):
Gain on sale of investment in associated company	—	—	—
Interest income	212.8	232.4	24.7
Gain on sale of other long-term investment	—	—	—
Gain (loss) on foreign exchange-net	304.4	(155.3)	(16.5)
Gain (loss) on change in fair value of derivatives-net	(438.8)	68.0	7.2
Amortization of goodwill	(226.5)	(226.5)	(24.1)
Financing cost	(1,248.9)	(1,428.6)	(152.1)
Others income (expense)-net	21.2	(80.0)	(8.5)

Total other income (expense)-net	(1,375.8)	(1,590.0)	(169.3)

Equity in net income of associated companies	(0.2)	—	—
Minority interest in net income of subsidiaries	(36.5)	(28.1)	(3.0)
Income tax benefit (expense) net	(576.1)	(859.5)	(91.5)
Extraordinary item	—	—	—
Net income	1,410.1	2,042.0	217.4
Weighted average number of shares outstanding	5,404,654,859	5,433,933,500	5,433,933,500
Operating income from operations per share	628.8	831.7	0.09
Diluted earning per share	258.8	375.8	0.04
Before extraordinary items	258.8	375.8	0.04
After extraordinary items	—	—	—
Basic earnings per share(2)
Before extraordinary items	260.9	375.8	0.04
After extraordinary items	260.9	375.8	0.04
Dividends declared per share(2)	129.8	—	—
Dividends declared per share (in US$)	0.014	—	—
Dividends declared per ADS (in US$)	0.69	—	—
U.S. GAAP:
Net income	1,751.0	2,475.8	263.6
Basic earnings per share	324.0	455.6	0.05
Basic earnings per ADS	16,199.3	22,781.0	2.43
Diluted earnings per share	321.9	455.6	0.05
Diluted earnings per ADS	16,097.2	22,781.0	2.43

(1)	Translated into U.S. dollars based on a conversion rate of Rp9,393 = US$ 1.00, the Indonesian Central Bank Rate on December 31, 2007.

CONSOLIDATED BALANCE SHEETS

Years Ended December 31, 2006 and 2007

(Expressed in billions of Indonesian Rupiah and millions of U.S. dollars)

	2006 Rp.	2007 Rp.	2007 US$(1)
Indonesian GAAP:
Assets
Current assets	5,665.4	10,794.1	1,149.2
Due from related parties	23.3	56.5	6.0
Deferred tax assets-net	46.6	87.1	9.3
Long-term investments	8.8	3.0	0.3
Property and equipment-net	24,918.6	30,572.9	3,254.8
Goodwill and other intangible assets-net	2,689.8	2,350.5	250.2
Other non-current assets	876.2	1,441.1	153.5
Net assets	15,402.4	16,842.5	1,788.0

Total assets	34,228.7	45,305.1	4,823.3

Liabilities
Current liabilities	6,803.2	11,658.6	1,241.2
Due to related parties	29.4	64.9	6.9
Deferred tax liabilities-net	1,244.5	1,482.2	157.8
Long term debts	1,504.8	4,249.0	452.4
Bonds payable	8,734.0	10,088.7	1,074.0
Other non current liabilities	510.4	919.6	97.9
Total liabilities	18,826.3	28,463.0	3,030.2
Minority interest	200.6	297.4	31.7
Capital stock	543.4	543.4	57.8
Stockholders’ equity	15,201,8	16,544.7	1,761.4

Total liabilities and stockholders’ equity	34,228.7	45,305.1	4,823.3

Amount of outstanding shares	5,433,933,500	5,433,933,500	5,433,933,500
U.S. GAAP:
Total assets	36,990.9	48,840.1	5,199.6
Total stockholders’ equity	16,574.8	18,260.6	1,944.1

(1)	Translated into U.S. dollars based on a conversion rate of Rp9,393 = US$ 1.00, the Indonesian Central Bank Rate on December 31, 2007.

Nine-month results.

The following table sets forth selected unaudited consolidated financial data of the Company for the nine-month period ended September 30, 2008 included in the Indonesian Tender Offer Statement relating to the Indonesian Offer. This information should be read in conjunction with and is qualified in its entirety by reference to the Unaudited Interim Condensed Consolidated Financial Statements of the Company included in the Company’s Form 6-K, filed by the Company with the Commission on October 28, 2008 (the “Form 6-K”).

Consolidated Balance Sheet

(in million Rp)

DETAILS	September 30, 2008
Assets
Total Current Assets	9,814,722
Total Non-Current Assets	38,785,870

Total Assets	48,600,592

Liabilities and Equity
Total Current Liabilities	12,378,094
Total Non-Current Liabilities	18,918,357
Minority Interest	308,230
Total Equity	16,995,911

Total Liabilities and Equity	48,600,592

Consolidated Income Statement

(in million Rp)

DETAILS	Nine months ended September 30, 2008
Profit and Loss Statement
Total Operating Revenue	13,648,821
Operating Income	3,333,074
Income before Income Tax and extraordinary item	2,070,716
Net Income	1,473,115

(1)	The daily U.S. dollar/Indonesian Rupiah exchange rate, based on Bank Indonesia mid rate, on September 26, 2008 was Rp9,378 = US$1.00.

Financial ratios.

Indosat’s current ratio for each of the years ended December 31, 2006 and December 31, 2007 was 83.28% and 92.59%, respectively; debt to equity ratio for each of the years ended December 31, 2006 and December 31, 2007 was 75.13% and 100.89%, respectively; and total liabilities to total assets ratio for each of the years ended December 31, 2006 and December 31, 2007 was 55.00% and 62.83%, respectively.

8.B. CERTAIN INFORMATION CONCERNING THE OFFEROR

Qtel is a publicly held corporation officially established in 1987, with shares listed on the Doha Securities Market, as well as the Abu Dhabi Securities Market and Bahrain Stock Exchange, and Global Depository Receipts traded on the London Stock Exchange. Qtel is Qatar’s exclusive telecommunications provider and one of the largest public companies in that country. Qtel provides a wide range of telecommunications products, including, among others, national and international GSM mobile services, internet and cable television services. The principal offices of Qtel are located at Qtel Building, 100 West Bay Center, The Corniche, P.O. Box 217, Doha, Qatar.

Qatar South East Asia Holding S.P.C. (“Qatar SEA Holding”) is a company organized under the laws of Bahrain and a wholly-owned direct subsidiary of Qtel.

ICLS is a privately held corporation incorporated in Singapore and a wholly-owned indirect subsidiary of Qatar SEA Holding.

Additional information. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors, members, managers and executive officers of the Offeror and Qtel and certain of their affiliates (as applicable) are set forth in Schedules I, II and III hereto. To the best knowledge of the Offeror, none of the persons listed in Schedules I, II and III has, during the past five (5) years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in this Offer to Purchase, during the past two (2) years, neither the Offeror nor Qtel, nor, to the best of their knowledge, any of the persons listed on Schedules I, II and III hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to this U.S. Offer. Except as set forth in this Offer to Purchase, none of the Offeror, Qtel, any of their directors, members, managers, executive officers or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any Company securities or has effected any transactions in Company securities during the past sixty (60) days. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, Qtel or any of their subsidiaries or, to their best knowledge, any of the persons listed on Schedules I, II and III to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, and election of directors or a sale or other transfer of a material amount of assets.

QATAR TELECOM (QTEL) Q.S.C.

SELECTED FINANCIAL DATA

We do not believe that our financial condition is material to your decision whether to tender ADSs and accept this U.S. Offer because the offered consideration consists solely of cash, and we have the financial resources necessary to complete this U.S. Offer. The following selected consolidated financial data is being disclosed solely because similar financial data was provided in the Indonesian Tender Offer Statement for the Indonesian Offer, as required under Indonesian law. The selected consolidated statement of income data for the years ended December 31, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2006 and 2007 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and applicable requirements of Qatar Commercial Companies’ Law No. 5 of 2002. The financial statements of Qtel included in the consolidated financial statements were prepared using uniform accounting policies. This information is not required to be furnished under the rules of the SEC and does not include all the disclosures that would be required under SEC rules, such as a statement of compliance and an opinion on whether the financial statements comply with IFRS in the auditor’s report.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006 and 2007

(Expressed in thousands of Qatari Riyals and in thousands of U.S. dollars, except share data)

	2006	2007	2007(1)
	QR ‘000	QR ‘000	US$ ‘000
REVENUE	4,420,437	10,373,430	2,845,934

Other Income	144,246	222,231	60,969
General and administrative expenses	(1,570,325)	(4,542,514)	(1,246,232)
Other operating expenses	(732,871)	(2,757,931)	(756,634)
Finance costs	(19,740)	(993,791)	(272,645)
Share of results of associates	(1,520)	92,237	25,305
Deferred tax income	3,698	91,968	25,231
Royalties	(597,509)	(607,637)	(166,704)

PROFIT FOR THE YEAR	1,646,416	1,877,993	515,224

Attributable to:
Equity holders of the parent	1,692,140	1,674,310	459,344
Minority Interests	(45,724)	203,683	55,880

	1,646,416	1,877,993	515,224

BASIC AND DILUTED EARNINGS PER SHARE	16.92	16.74	4.59

(attributable to equity holders of the parent) (expressed in Qatari Riyals / U.S. dollars per share)

(1)	The consolidated financial statements are stated in Qatari Riyals. The translations of the Qatari Riyals into U.S. dollars (US$) are included solely for convenience, using the prevailing rate of QR3.645 to US$1 as of the balance sheet date. The Qatari Riyal is pegged to the U.S. dollar. The convenience translations should not be construed as representations that the Qatari Riyals amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

CONSOLIDATED CASH FLOW STATEMENTS

Years Ended December 31, 2006 and 2007

(Expressed in thousands of Qatari Riyals and in thousands of U.S. dollars, except share data)

	2006	2007	2007(1)
	QR ‘000	QR ‘000	US$ ‘000
OPERATING ACTIVITIES

Operating profit before working capital changes	2,089,503	4,372,033	1,199,460
Inventories	(3,375)	108,801	29,849
Receivables	(340,888)	(468,858)	(128,630)
Payables	483,478	3,527,569	967,783

Cash from operations	2,228,718	7,539,545	2,068,462
Finance costs paid	(17,857)	(976,602)	(267,929)
Employees’ end of service benefits paid	(4,267)	(390)	(107)

Net cash from operating activities	2,206,594	6,562,553	1,800,426

INVESTING ACTIVITIES

Purchase of property, plant and equipment	(1,028,203)	(2,062,225)	(565,768)
Additions to intangible assets	(13)	(4,603,465)	(1,262,953)
Acquisition of subsidiaries, net of cash acquired	—	(13,490,902)	(3,701,208)
Acquisition of minority interests	—	(364,150)	(99,904)
Investment in associates	(101,827)	(2,331,470)	(639,635)
Purchase of available-for-sale investments	(633,304)	(205,767)	(56,452)
Proceeds from disposal of plant and equipment	1,270	90,211	24,749
Proceeds from sale of available-for sale investments	16,636	367,703	100,879
Net movement in other financial assets	(47,923)	60	16
Dividend and interest income	111,197	145,300	39,863

Net cash used in investing activities	(1,682,167)	(22,454,705)	(6,160,413)

FINANCING ACTIVITIES

Net movements in interest bearing loans and borrowings	72,881	17,717,992	4,860,903
Additions to deferred financing costs	—	(119,779)	(32,861)
Dividends paid to equity holders of the parent	(910,000)	(775,000)	(212,620)
Minority interest holders’ contributions	84,016	36,455	10,001
Net movement in minority interests	—	33,449	9,177

Net cash from (used in) financing activities	(753,103)	16,893,117	4,634,600

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(228,676)	1,000,965	274,613

Net foreign exchange differences	—	817,517	224,284
Cash and cash equivalents at 1 January	1,645,359	1,416,683	388,665

CASH AND CASH EQUIVALENTS AT 31 DECEMBER	1,416,683	3,235,165	887,562

(1)	The consolidated financial statements are stated in Qatari Riyals. The translations of the Qatari Riyals into U.S. dollars (US$) are included solely for convenience, using the prevailing rate of QR3.645 to US$1 as of the balance sheet date. The Qatari Riyal is pegged to the U.S. dollar. The convenience translations should not be construed as representations that the Qatari Riyals amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2007

(Expressed in thousands of Qatari Riyals and in thousands of U.S. dollars, except share data)

	2006	2007	2007(1)
	QR ‘000	QR ‘000	US$ ‘000
ASSETS
Total Current Assets	2,405,490	5,872,532	1,611,120
Total Non-current Assets	5,396,462	41,391,060	11,355,572

TOTAL ASSETS	7,801,952	47,263,592	12,966,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Current Liabilities	1,965,613	9,596,430	2,632,765
Total Non-current Liabilities	791,869	21,161,560	5,805,641

TOTAL LIABILITIES	2,757,482	30,757,990	8,438,406
MINORITY INTEREST	60,783	9,605,706	2,635,310
TOTAL STOCKHOLDERS’ EQUITY	4,983,687	6,899,896	1,892,976

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	7,801,952	47,263,592	12,966,692

(1)	The consolidated financial statements are stated in Qatari Riyals. The translations of the Qatari Riyals into U.S. dollars (US$) are included solely for convenience, using the prevailing rate of QR3.645 to US$1 as of the balance sheet date. The Qatari Riyal is pegged to the U.S. dollar. The convenience translations should not be construed as representations that the Qatari Riyals amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

Nine-month results.

The following table sets forth unaudited consolidated financial data of Qtel for the nine-month period ended September 30, 2008 included in the Indonesian Tender Offer Statement relating to the Indonesian Offer.

Consolidated Balance Sheet

(in QR ‘000)

DETAILS	September 30, 2008
Assets
Total Current Assets	11,311,902
Total Non-Current Assets	64,329,445

Total Assets	75,641,347

Liabilities and Equity
Total Current Liabilities	14,069,110
Total Non-Current Liabilities	30,943,424
Total Equity	30,628,813

Total Liabilities and Equity	75,641,347

Consolidated Income Statement

(in QR ‘000)

DETAILS	Nine months ended September 30, 2008
Revenue	14,274,371
Other Income	267,756
General and Administrative Expenses	(6,448,058)
Other Operating Expenses	(3,874,914)
Finance Costs	(1,188,937)
Share of Results of an Associates	(32,260)
Deferred Tax Income	—
Royalties	(658,036)

Profit For The Year/Period	2,339,922

(1)	The prevailing Qatari Riyals/U.S. dollar exchange rate is QR3.6415 to US$1.00. The Qatari Riyal is pegged to the U.S. dollar.

Financial ratios.

Qtel’s earnings to fixed charges ratio for each of the years ended December 31, 2006 and December 31, 2007 was 736% and 330%, respectively; Qtel’s earnings to fixed charges ratio for each of the nine-month periods ended September 30, 2007 and September 30, 2008 was 372% and 352%, respectively.

Qtel’s net book value per share as of September 30, 2008 was QR98.60.

9. PAST CONTACTS; TRANSACTIONS; NEGOTIATIONS AND AGREEMENTS BETWEEN THE OFFEROR AND THE COMPANY.

As part of its continuous evaluation of its business, Qtel regularly considers a variety of strategic options and transactions. In connection with this process, and consistent with Qtel’s growth strategy and belief that the Asia Pacific region represents a potential high-growth market, on January 12, 2007, Qtel and its wholly-owned subsidiary, Qtel Investment Holdings B.S.C., a corporation organized under the laws of Bahrain (“QIH”), entered into a Subscription Agreement with STT, AMH, and Asia Mobile Holding Company Pte. Ltd., a company incorporated under the laws of Singapore (“AMHC”), pursuant to which Qtel, through QIH, subscribed for approximately 25% of the share capital in AMH for a subscription price of approximately US$635 million. The transaction closed on March 1, 2007, at which time AMH, through its two (2) wholly-owned subsidiaries, ICLM and ICLS, owned 40.81% of the outstanding Series B Shares. STT, through AMHC, owns approximately 75% of AMH.

In addition, on January 12, 2007, Qtel and STT entered into a joint venture arrangement and strategic alliance, pursuant to which the parties have invested in AMH as a platform to hold and make investments in the mobile telecommunications sector in the Asia Pacific region. In connection with the joint venture arrangement, AMH, AMHC and QIH entered into two (2) shareholders agreements, each dated March 1, 2007, one relating to AMH and one relating to AMH’s interests in Indosat (the “Indosat Shareholders Agreement”).

In May 2008, STT, through AMHC, expressed to Qtel its potential interest in divesting AMH’s shares in Indosat. Following discussions, on June 6, 2008, Qtel entered into the Share Purchase Agreement with STT to acquire a hundred percent (100%) ownership interest in ICLM and ICLS from AMH (the shares of ICLM and ICLS acquired pursuant to the Share Purchase Agreement are collectively referred to herein as the “Sale Shares”) for aggregate consideration of S$2,400,000,000 (approximately US$1,761,796,347), consisting of a purchase price of S$1,538,934,272 (approximately US$1,126,190,592) for the Sale Shares and the assumption of an aggregate amount of S$861,065,728 (approximately US$627,761,820) in loans payable by ICLM and ICLS to AMH. The transaction closed on June 22, 2008, at which time Qtel became the indirect owner of the 2,217,590,000 Series B Shares owned by ICLM and ICLS, representing, in the aggregate, approximately 40.81% of Indosat’s total equity capital. Pursuant to the Share Purchase Agreement, the Indosat Shareholders Agreement was terminated on June 6, 2008.

At the time of the acquisition of the Sale Shares, based on the previous BAPEPAM-LK Rule IX.H.1 on the Take Over of the Public Company (the “BAPEPAM-LK Rule IX.H.1”), Indonesia’s mandatory tender offer rules required a party that, either directly or indirectly, (i) acquired a 25% or greater ownership interest in a public company (provided that such ownership confers effective control) or (ii) exercised effective control of a public company by its capability to (x) appoint or dismiss directors and commissioners or (y) amend the articles of association of the public company, to make a tender offer to the remaining public shareholders following the acquisition. On June 30, 2008, BAPEPAM-LK amended the BAPEPAM-LK Rule IX.H.1 and increased the threshold ownership interest which triggers the mandatory tender offer requirement from 25% to fifty percent (50%). Under either set of regulations, a mandatory tender offer is also triggered by the capability to directly or indirectly control the management and/or the policy of the public company. Specifically, BAPEPAM-LK Regulation IX.H.1 was amended on June 30, 2008 to require a party who acquires fifty percent (50%) or more of an Indonesian public company’s shares or the capability to directly or indirectly control the management and/or the policy of the public company to make a tender offer for the remaining shares of such company, subject to certain limitations and exclusions.

As a result of Qtel’s indirect acquisition of 2,217,590,000 Series B Shares (representing approximately 40.81% of the total issued and outstanding shares of Indosat) pursuant to the Share Purchase Agreement, Qtel became obligated to commence the mandatory tender offer under Indonesia’s tender offer rules, pending resolution of the Indonesian government’s decision on whether Qtel, as a foreign company, would be subject to certain Indonesian laws limiting foreign ownership of companies in the cellular telecommunications industry.

Jasmine International Limited, a company controlled by Rachmat Gobel, a member of Indosat’s Board of Commissioners, was granted an option to acquire 25% of the currently outstanding shares of ICLM (the “ICLM Option”) pursuant to an agreement, dated July 15, 2008 (the “Agreement”), with Qatar SEA Holding. The ICLM Option would vest during 2009, subject to the satisfaction of certain conditions, including Indosat meeting certain revenue and subscriber targets. Under the terms of the Agreement, Qatar SEA Holding has the right to call the ICLM Option.

Pursuant to the Extraordinary General Meeting of the Shareholders of Indosat on August 25, 2008, Qtel Chairman of the Board H.E. Sheikh Abdullah bin Mohammed bin Saud Al Thani and Qtel Chief Executive Officer Dr. Nasser Marafih were nominated as President Commissioner and member, respectively, of Indosat’s Board of Commissioners with terms of office from August 25, 2008 to the closing of the Annual General Meeting of Shareholders to be held in 2012. H.E. Sheikh Mohammed bin Suhaim Al Thani has been a member of Indosat’s Board of Commissioners since June 2007.

On December 19, 2008, the Capital Investment Coordinating Board of the Republic of Indonesia determined that foreign capital ownership in the cellular telecommunication network operation sector of Indonesia should be limited to a maximum amount of 65%. BAPEPAM-LK, through its letter No. S-9186/BL/2008 dated December 23, 2008 (the “BAPEPAM-LK Letter”), notified Qtel that Qtel is allowed to acquire a maximum of 65% ownership interest in Indosat. Therefore, the maximum number of Series B Shares (including Series B Shares underlying ADSs) that Qtel is permitted to acquire pursuant to this U.S. Offer and the Indonesian Offer on a combined basis is 1,314,466,775 Series B Shares, representing approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs). However, the implementation by Qtel of the Offers for up to an additional 24.19% of the outstanding Series B Shares on a combined basis, in accordance with and pursuant to the BAPEPAM-LK Letter shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment under the Indonesian investment regulation applies to Indonesian companies whose shares are listed and traded on the stock exchange.

On January 20, 2009, the Offeror commenced the Offers.

The Offeror has had preliminary discussions with each of Mr. Kaizad B. Heerjee, Mr. Wong Heang Tuck, Mr. Raymond Tan Kim Meng and Mr. Roy Kannan, each of whom is a member of Indosat’s Board of Directors, regarding their respective roles on Indosat’s board. Such discussions are continuing and no agreements have been reached as of the date of this Offer to Purchase.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS.

Based on the Form 6-K, as of September 30, 2008, the Company had 5,433,933,499 Series B Shares issued and outstanding. As of September 30, 2008, the 2,217,590,000 Series B Shares beneficially owned by Qtel, through its hundred percent (100%) ownership of ICLM and ICLS, represented, in the aggregate, approximately 40.81% of the Company’s total equity capital. Except as described above, none of Qtel, its affiliates or any of the control persons listed on Schedules I, II and III hereto, own directly or indirectly any Series B Shares or ADSs. Qtel and its affiliates, including the control persons listed on Schedules I, II and III hereto, will not, directly or indirectly, tender any ADSs or Series B Shares pursuant to this U.S. Offer and the Indonesian Offer, respectively.

According to the Form 6-K, as of September 30, 2008, directors, commissioners and executive officers of the Company owned Series B Shares as follows:

Directors:	Series B Shares:
Raymond Tan Kim Meng	222,500
Wahyu Wijayadi	152,500
Wong Heang Tuck	75,000
Johnny Swandi Sjam	30,000
Fadzri Sentosa	10,000

Indosat has informed the Offeror that Mr. Wong Heang Tuck and Mr. Raymond Tan Kim Meng have informed Indosat of their intent to tender all of their respective beneficially owned Series B Shares into the Indonesian Offer. As of September 30, 2008, Mr. Wong owned 75,000 Series B Shares, representing approximately 0.001% of the outstanding Series B Shares, and Mr. Tan owned 222,500 Series B Shares, representing approximately 0.004% of the outstanding Series B Shares. Except as disclosed in this Offer to Purchase or in Indosat’s solicitation/recommendation statement on Schedule 14D-9 filed with the SEC, to the best of Qtel’s knowledge, no other director, commissioner or executive officer of the Company owns any ADSs, and none of the persons listed above will, directly or indirectly, tender any ADSs or Series B Shares pursuant to this U.S. Offer and the Indonesian Offer, respectively.

Assuming we purchase the maximum number of ADSs in this U.S. Offer and the Series B Shares in the Indonesian Offer that the Offeror is offering to purchase in the Offers, Qtel will beneficially own approximately 65% of the Company’s total issued and outstanding Series B Shares. The Company has one (1) Series A share of common stock, par value Rp100 (the “Series A Share”), that is not subject to this U.S. Offer or the Indonesian Offer. The Series A Share is a special share held by the Government of the Republic of Indonesia and has special voting rights. The material rights and restrictions which are applicable to the Series B Shares are also applicable to the Series A Share, except that the Government may not transfer the Series A Share, and it has a veto right with respect to (i) amendment to the objective and purposes of the Company; (ii) increase of capital without preemptive rights; (iii) merger, consolidation and acquisition; (iv) amendment to the provisions regarding the rights of the Series A Share as stipulated in the Articles of Association; and (v) dissolution and liquidation of the Company. The Series A Share also has the right to appoint one (1) director and one (1) commissioner of the Company. The Company has no issued and outstanding equity interests other than the Series A Share and the Series B Shares (including ADSs representing Series B Shares). Additionally, pursuant to a letter statement, dated September 3, 2008, the Minister of State Owned Enterprises of the Republic of Indonesia indicated that it does not plan to tender into the Indonesian Offer its Series B Shares representing 14.29% of Indosat’s outstanding Series B Shares.

Recent Securities Transactions. Except as otherwise described in this Offer to Purchase, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of the control persons listed on Schedules I, II and III hereto, has effected any transactions involving Series B Shares or ADSs during the sixty (60) days prior to January 20, 2009.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. PLANS FOR INDOSAT; CERTAIN EFFECTS OF THE OFFERS.

Except as otherwise described in this Offer to Purchase, we currently do not have any plans in place, and have not submitted any proposal to Indosat, which, immediately after the Offers, would result in (i) liquidation involving Indosat, (ii) the alteration of the capital structure of Indosat, (iii) any material change in Indosat’s present dividend policy, (iv) any material change in Indosat’s management structure, or (v) the delisting of the Series B Shares from the IDX or the delisting of ADSs from the NYSE.

The Offers could have the effects on the ADSs and Series B Shares as described below:

Listing on the NYSE and the IDX. We presently anticipate that Indosat will continue to maintain its listing on the NYSE and the IDX following the consummation of the Offers, and we currently have no plans for Indosat to delist the ADSs from the NYSE or to delist the Series B Shares from the IDX. However, after the completion of the Offers, it is possible that the ADSs may no longer satisfy the requirements for listing on the NYSE. It is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to this U.S. Offer, the ADSs will no longer meet the continued listing requirements of the NYSE discussed below. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs, and the ADSs will no longer be an exchange-traded security.

Possible Delisting from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the ADSs if, among other things, (i) the number of holders of ADSs (including beneficial holders of shares of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of shares of the ADSs for the most recent 12 months should be less than 100,000 ADSs, (ii) the number of publicly held ADSs should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of ten percent (10%) or more), (iii) the average global market capitalization over a thirty (30) trading-day period is less than US$75,000,000 and the shareholders’ equity is less than US$75,000,000, (iv) the average global market capitalization over a thirty (30) trading-day period is less than US$25,000,000, (v) the average closing price of an ADS is less than US$1.00 over a thirty (30) trading-day period, (vi) an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made and Indosat is committed to proceed, (vii) the ADSs are no longer registered under the Exchange Act, or (viii) the number of holders of ADSs (including beneficial holders of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 400.

If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of shareholders or the aggregate market value of the ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

Market for Shares. The purchase of ADSs and Series B Shares pursuant to the Offers will reduce the number of ADSs and Series B Shares, respectively, that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of such securities held by the public.

Exchange Act Registration. The ADSs and Series B Shares are each currently registered under the Exchange Act. We presently anticipate that Indosat will continue to maintain such registration under the Exchange Act. Such registration may be terminated, however, upon application of Indosat to the SEC if the securities are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Indosat to its shareholders and to the SEC, and would make certain provisions of the Exchange Act no longer applicable to Indosat, such as the requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Indosat and persons holding “restricted securities” of Indosat to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

12. LEGAL MATTERS; REGULATORY APPROVALS.

On January 15, 2009, the final version of the Indonesian tender offer statement for the Indonesian Offer (the “Indonesian Tender Offer Statement”) was filed with BAPEPAM-LK in its capacity as competent authority pursuant to Indonesian law. BAPEPAM-LK issued an effective statement on January 16, 2009, that the Indonesian Tender Offer Statement has become effective.

On November 19, 2007, the Indonesian Supervising Committee for Business Competition (“KPPU”) decided that Temasek Holdings, Pte. Ltd., a company incorporated under the laws of Singapore (“Temasek”), jointly with Singapore Technologies Telemedia Pte. Ltd. (“ST Telemedia”), STT, AMHC, AMH, ICLM, ICLS, Singapore Telecommunications Ltd., a company incorporated under the laws of Singapore (“SingTel”), and

Singapore Telecom Mobile Pte. Ltd., a company incorporated under the laws of Singapore (“SingTel Mobile” and, collectively with STT, AMHC, AMH, ICLM, ICLS and SingTel, the “Temasek Affiliated Entities”), were in violation of the Indonesian competition laws and ordered Temasek, jointly with the Temasek Affiliated Entities, to divest their share ownership in either PT Telekomunikasi Selular (“Telkomsel”) or Indosat within two (2) years, effective from the date the judgment becomes legally enforceable. Indonesian competition laws state that business agents are prohibited from owning majority shares in a number of similar companies that conduct business in the same market if such ownership results in one or a group of business agents controlling over fifty percent (50%) of the market share of one kind of good or service. Temasek and other relevant parties filed an appeal against KPPU’s judgment in the Central Jakarta District Court and the South Jakarta District Court, respectively. In a Decision and Order dated May 9, 2008, the Central Jakarta District Court upheld and corrected the ruling by KPPU, and ordered Temasek, with the Temasek Affiliated Entities, to divest its holdings in either Telkomsel or Indosat within twelve (12) months after the Central Jakarta District Court judgment becomes legally enforceable. The decision of the Central Jakarta District Court was appealed to the Supreme Court. On September 10, 2008, the Supreme Court rejected the appeal and corrected the Central Jakarta District Court Decision by, among other things:

1)	Declaring that Temasek, jointly with the Temasek Affiliated Entities, are in violation of Article 27 point (a) of Law No.5 of 1999;

2)	Ordering Temasek, jointly with the Temasek Affiliated Entities, to terminate its cross-ownership of shares in Telkomsel and Indosat by transferring its shares in either Telkomsel or Indosat, within twelve (12) months from the date the decree becomes legally enforceable; or reduce 50% of its share ownerships in each of Telkomsel and Indosat in no later than twelve (12) months from the date this decision is legally enforceable; and

3)	Ordering Temasek, jointly with the Temasek Affiliated Entities, to determine the company that it will relinquish its shares from and to relinquish the voting rights and the rights to appoint the directors and commissioners in either Telkomsel or Indosat until the relinquishment of all of its shares or the reduction of 50% of its shares in each of PT Telekomunikasi Selular and Indosat, as stipulated in point 2 above.

Temasek, the Temasek Affiliated Entities, Indosat, Telkomsel and PT Telekomunikasi Indonesia Tbk cq., the Regional Telecommunication Branch of Tangerang as the defendants, along with the Government of Republic of Indonesia cq. The State Ministry of State-Owned Enterprise as co-defendants (collectively, the “Defendants”), are currently parties to various litigation related to alleged violations of Indonesian consumer protection and competition laws, including, among others, Article 4 point (b), point (e) and point (h) and Article 7 point (a) of the Law Lawsuit 8 of 1999 on the Consumer Protection and Article 15 Paragraph (1) of the Law Lawsuit 36 of 1999 on Telecommunication jo. Article 68 of the Government Regulation Lawsuit 52 of 2000 on the Telecommunication Operation and Article 1365 of the Indonesian Civil Code.

On February 25, 2008, the Tangerang District Court granted certification of a class action lawsuit brought by nine (9) classes of consumers of cellular telephones in Indonesia (the “Plaintiffs”) alleging anti-competitive behavior, including excessive pricing, resulting from cross-ownership of Indosat and PT Telkomsel by the Defendants (“Class Action Lawsuit 1”). The Plaintiffs are seeking maximum compensation of Rp30,808,720,000,000 in the aggregate.

On April 4, 2008, the same Plaintiffs on the same claims and seeking the same compensation as Class Action Lawsuit 1, filed a second class action lawsuit with the Central Jakarta District Court (“Class Action Lawsuit 2”). Moreover, on August 14, 2008, the panel judges of the Class Action Lawsuit 2 issued an order of consolidation of the Class Action Lawsuit 2 with the Class Action Lawsuit 1 on the basis that both class actions have similar claims. In response to the consolidation decree, most of the Plaintiffs of Class Action Lawsuit 2 filed for an appeal for cassation, and the District Court of Central Jakarta submitted a memorandum of cassation to the Supreme Court on December 11, 2008. ICLS submitted a counter memorandum of cassation at the District Court of Central Jakarta on December 17, 2008.

Class Action Lawsuit 1 and Class Action Lawsuit 2, as well as the status of their consolidation, are currently pending.

We are not aware of any license or regulatory permit that appears material to our or Indosat’s business that might be adversely affected by our acquisition of ADSs (and Series B Shares underlying ADSs) and Series B Shares as contemplated by this U.S. Offer and the Indonesian Offer, respectively, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ADSs (and Series B Shares underlying ADSs) and Series B Shares and as contemplated by this U.S. Offer and the Indonesian Offer, respectively. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment for ADSs (and Series B Shares underlying ADSs) and Series B Shares tendered pursuant to this U.S. Offer and the Indonesian Offer, respectively, pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our or our affiliates’ business and financial condition. Our obligations under this U.S. Offer and the Indonesian Offer, respectively, to accept ADSs and Series B Shares for payment and pay for ADSs and Series B Shares, are not subject to any conditions other than that ADSs (including ADSs issued for Deposited Series B Shares) and Series B Shares, must be validly tendered and not withdrawn as of the expiration of this U.S. Offer and the Indonesian Offer, respectively.

13. EXTENSION OF THE U.S. OFFER; TERMINATION; AMENDMENT.

Under Indonesian law, a tender offer may not remain open for more than thirty (30) calendar days, unless otherwise stipulated by the Chairman of BAPEPAM-LK. On the other hand, U.S. law requires that a tender offer remain open for a minimum of twenty (20) U.S. business days. In addition, U.S. law requires that a tender offer be kept open at least ten (10) U.S. business days from the date that notice of a material change to the offer price or share levels is sent or given to security holders; and at least five (5) U.S. business days from the date that notice of a material change not involving the offer price or share levels is sent or given to security holders. If such material change to the offer price or share levels were to occur during the last ten (10) U.S. business days of the offer period, or such material change not involving the offer price or share levels were to occur during the last five (5) U.S. business days of the offer period, then the Offers would be required to remain open longer than the maximum thirty (30) calendar days allowed under Indonesian law. The Offeror presently intends to make the offer periods for the Indonesian Offer and this U.S. Offer the same. However, in the event an extension of the Offers is required beyond the currently scheduled expiration date pursuant to U.S. law, then the Offeror would require the approval of the Chairman of BAPEPAM-LK to extend the offer period for the Offers so that both Offers expire at the same time. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension of the Indonesian Offer.

If the extension is approved, (i) under Indonesian law, public announcement of such extension must be made no later than two (2) days prior to the commencement of the extended offer period and (ii) under U.S. law, public announcement of the extension must be made no later than 9:00 a.m., New York City time, on the first U.S. business day following the day on which the Offers were scheduled to expire.

Indonesian law does not provide for a subsequent offering period. U.S. law, on the other hand, allows for a subsequent offering period. The Offeror does not intend to avail itself of any subsequent offering period.

14. FEES AND EXPENSES.

We have engaged BNY Mellon Shareowner Services to act as Information Agent in connection with this U.S. Offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to this U.S. Offer to beneficial owners. The Information Agent and the ADS Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with this U.S. Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of ADSs pursuant to this U.S. Offer. Shareholders holding ADSs through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender ADSs through such brokers or banks, and not directly to the ADS Tender Agent. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this U.S. Offer and related materials to the beneficial owners of ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Information Agent or the ADS Tender Agent for purposes of this U.S. Offer.

15. MISCELLANEOUS.

We are not aware of any jurisdiction where the making of this U.S. Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this U.S. Offer or the acceptance of ADSs pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, this U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of ADSs in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require this U.S. Offer to be made by a licensed broker or dealer, this U.S. Offer shall be deemed to be made on our behalf by one (1) or more registered brokers or dealers licensed under the laws of that jurisdiction.

Qtel has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to this U.S. Offer. In addition, Indosat has filed, under the Exchange Act, a solicitation/recommendation statement on Schedule 14D-9 with the SEC on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers. The Schedule TO, Schedule 14D-9 and any respective amendments thereto, including exhibits, may be examined in their entirety when they become available. All U.S. holders of Series B Shares and all holders of ADSs will be able to obtain free copies of any such documents filed by Qtel with the SEC through the website maintained by the SEC at www.sec.gov.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ADSs IN THIS U.S. OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS U.S. OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ADS LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR ANY AGENT WORKING FOR US.

January 20, 2009.

Schedule I

Information Concerning Certain Control Persons for Qatar Telecom (Qtel) Q.S.C.

Set forth below is the name, citizenship, present and principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the current executive officers and directors of Qatar Telecom (Qtel) Q.S.C. (“Qtel”). All positions set forth below opposite an individual’s name refer to positions within Qtel. The business address of each of the persons listed below is Qtel’s principal business address: c/o Qatar Telecom (Qtel) Q.S.C., Qtel Building, 100 West Bay Center, The Corniche, P.O. Box 217, Doha, Qatar. The phone number is +974 440 4767.

Name	Citizenship	Present Principal Occupation or Employment
H.E. Sheikh Abdullah bin Mohammed bin Saud Al Thani	Qatar	Chairman of the Board. Sheikh Abdullah joined Qtel as Chairman in July 2000 and was subsequently re-elected. He also recently became Chairman of Kuwait-based Wataniya International after Qtel’s acquisition of the company in 2007. Sheikh Abdullah has held several positions in the Government of Qatar, including his current positions as a minister and a member of the Qatari Planning Counsel, and his previous position as Chief of the Royal Court (Amiri Diwan) from 2000-2005. He also was nominated as President Commissioner of the Board of Commissioners of Indosat in August 2008. Sheikh Abdullah graduated as a Pilot in the British Army Air Corps and completed his studies at the Senior Military War College for the Armed Forces in the United States. He is a certified Pilot (instructor) for the British Royal Air Force. He was appointed Senior Instructor at the Qatari Emiri Air Force in 1993, Leader of the Air Troops in 1996 and Qatar’s Military Attaché to the United Kingdom in 1999.

H.E. Sheikh Mohammed bin Suhaim Al Thani	Qatar	Deputy Chairman of the Board. Sheikh Mohammed joined Qtel as Deputy Chairman in 1999, and was subsequently re-elected. He is a businessman, entrepreneur and investor, and currently serves as president of M Holding, a private Qatar company. Sheikh Mohammed has served as a member of the Board of Commissioners of Indosat since June 2007.

H.E. Mohammed bin Isa Al Mouhanadi	Qatar	Member of the Board. H.E. Al Mouhanadi joined Qtel as a Member in July 2000, and was subsequently reappointed. He is active on the boards of various Qatar companies, including banking institutions. H.E. Al Mouhanadi is currently the Chief Financial Officer of the Royal Court (Amiri Diwan). He is a former State Minister.

H.E. Saad Al Rumaihi	Qatar	Member of the Board. H.E. Al Rumaihi joined Qtel as a Member in March 2003, and was subsequently reappointed. He is currently the Secretary to His Highness, the Emir of Qatar of Pursuance. Previously, he was Chief Manager of Qatar TV.

H.E. Dr. Abdullah Hussein Al Kubaisi	Qatar	Member of the Board. H.E. Dr. Al Kubaisi joined Qtel as a Member in March 2003, and was subsequently reappointed. He has been the Director of the Office of Her Highness Sheikha Moza, Consort of the Emir of Qatar and Chairman of the Qatar Science and Technology Park (“QSTP”). He joined Qatar Foundation in 2003 as its principal advisor on science and technology, and led the conceptual development of the QSTP from its earliest stages. He was appointed Dean of the College of Science, University of Qatar, in 1995.

Abdullah Zaid Al Talib	Qatar	Member of the Board. Mr. Al Talib joined Qtel as a Member in March 2003, and was subsequently reappointed. He is currently the Director of IT, Qatar Petroleum, as well as a member of several oil companies.

Name	Citizenship	Present Principal Occupation or Employment
Hamad Abdullah Al Shamsi	Qatar	Member of the Board. Mr. Al Shamsi joined Qtel as a Member in March 1999, and was subsequently re-elected. He is currently the CEO of International Capital Training in the United Arab Emirates, and currently sits on the board of directors of several Qatar companies. He holds a degree from a university in the United Kingdom.

Ali Sharif Al Emadi	Qatar	Member of the Board. Mr. El Emadi joined Qtel as a Member in March 1999, and was subsequently re-elected. He has been the Group Chief Executive Officer of Qatar National Bank since June 2007. He holds a Bachelor of Science and Finance from the University of Arizona in the United States.

Hareb Masoud Al Darmaki	Qatar	Member of the Board. Mr. Al Darmaki joined Qtel as a Member in March 1999, and was subsequently re-elected. He is currently the executive director of Private Equity, Abu Dhabi Investment Authority.

Hamad Saeid Mohammad Al Badi	Qatar	Member of the Board. Mr. Al Badi joined Qtel as a Member in March 2007. He is currently an Assistant Director of International Equities, Abu Dhabi Investment Authority.

Dr. Nasser Marafih	Qatar	Executive Director, Chief Executive Officer. Dr. Marafih became CEO of Qtel in 2002. He joined Qtel in 1992 and has since been involved in a number of strategic initiatives as an expert advisor and Divisional Manager of Strategic Planning and Development. He was also recently appointed CEO of Qtel International as well as CEO of Dubai-based Wataniya International after Qtel’s acquisition of the company in 2007. Dr. Marafih was nominated as a member of the Board of Commissioners of Indosat in August 2008. Dr. Marafih is currently a member of the GIS and WTO Committees, as well as a member of the board of directors for Nawras, Qtel’s subsidiary in Oman, and a non-executive director of the board of directors of StarHub Ltd. in Singapore. Dr. Marafih holds a Bachelor of Science in Electrical Engineering, a Master of Science and a Ph.D in Communication, all from George Washington University in the United States.

Ajay Bahri	India	Executive Director, Chief Financial Officer. Mr. Bahri was appointed as Executive Director of General Services in 2005 and CFO in 2006, after joining Qtel in 2003 as head of the Internal Audit. He holds a Master’s Degree in Engineering from the Massachusetts Institute of Technology and has Certified Management Accountant and Chartered Accountant designations.

Nick Dent	United Kingdom	Chief Operating Officer, Qatar Operations. Mr. Dent joined Qtel in 2003 as an Executive Assistant to the CEO, and in 2005 was appointed the Executive Director for Strategy and Business Development. Mr. Dent has been the acting COO of Qtel since July 2008. He is currently a member of the board of directors of Navlink, Qtel’s joint venture with AT&T in the Middle East. Mr. Dent holds a Master’s Degree in Economics from Edinburgh University.

Rick Seney	United States	Mr. Seney joined Qtel in May 2007 and was later appointed Chief Operating Officer of Qtel International. Since 1985, Mr. Seney has worked in the mobile industry, most recently as president and CEO of MCT Corp. and as executive vice president and CFO of Charisma Communications. He graduated from the University of Virginia’s McIntire School of Commerce in 1976.

Jeremy Sell	United Kingdom	Chief Strategy Officer, Qtel International. Mr. Sell joined Qtel in 2006. He has previously served as director of business development for Virgin, CEO of Orange Sweden, head of business development for Orange and director of business development for US West International. Mr. Sell trained with Arthur Anderson London and is a Chartered Accountant; he holds a Master’s Degree from Cambridge University.

Name	Citizenship	Present Principal Occupation or Employment
Adel Al Mutawa	Qatar	Executive Director, Group Communications. Mr. Al Mutawa joined Qtel as Manager of International Relations in September 2005. Before joining Qtel, Mr. Al Mutawa worked with the Ministry of Foreign Affairs as Telecom Systems Coordinator and Second Secretary in the First Deputy Prime Minister’s Office. Mr. Al Mutawa holds a Higher Diploma in Telecommunication Engineering from Qatar University.

Mazen Issa Dauleh	United Kingdom	Executive Director, Group Strategy. Mr. Dauleh became Executive Director in 2008. Mr. Dauleh has been the Strategic Planning Manager at Qasco since April 2002, and he previously held various engineering- and strategy-related positions at Qatar Petroleum. Mr. Dauleh received a Bachelor of Science in Electrical Engineering, Communications & Control from the University of Texas at Austin in 1984 and an MBA from the University of Glamorgan in the United Kingdom in 1997.

Khalid Abdullah Al Mansouri	United Kingdom	Executive Director, Business Solutions. Mr. Al Mansouri joined Qtel as Executive Director, Business Solutions in September 2007. Prior to joining Qtel, Mr. Al-Mansouri worked with Qatar General Electricity & Water Corporation (QGEWC/Kahramaa) as Director of Water Network Affairs from January 2004 to August 2007. In 1996, Mr. Al Mansouri joined Kahramaa where he served as Head of National and Distribution Electricity Control Centers (SCADA) and Customer Services Manager. He holds a Bachelor of Science in Electrical Engineering.

Ahmed Yousef Al-Derbesti	Qatar	Executive Director, International Services. Mr. Al-Derbasti was appointed Executive Director, International Services of Qtel after more than 20 years at Qtel in a variety of senior positions in engineering project and support, switching, networks, international telephony, general services, customer services and strategy. Mr. Al-Derbasti has also represented Qtel in several GCC, ARABSAT, ITU and INTELSAT Committees, and has also acted as the Arab Intra Group Chairman for GSM from 1995 to 1996. He received a Bachelor and Master of Science in Electrical Engineering from George Washington University.

Waleed Al-Sayed	Qatar	Executive Director, Customer Services. Mr. Al-Sayed was appointed Executive Director, Customer Services of Qtel in 2006. Previously, Mr. Al-Sayed was appointed Marketing and Planning Manager for Mobile Services in 1998, and Executive Director, Group Communication in 2004. He is also a member of the board of directors of Nedjma (Wataniya Algeria), a Qtel subsidiary. Mr. Al-Sayed is currently studying computer science at Qatar University Parallel Program and is expected to graduate in 2009.

Sheikh Saud bin Nasser Al Thani	Qatar	Executive Director, General Services and Executive Director, Group HR. Sheikh Saud Al Thani was appointed Executive Director of Special Businesses in 2005 before being appointed Executive Director of General Services and Executive Director of Group HR. He joined in Qtel in 1990. Sheik Saud Al Thani holds a Bachelor of Arts in Public Administration from Western International University in Arizona. He was also a member of the Qtel Steering Committee for the Doha Asian Games Organizing Committee.

Name	Citizenship	Present Principal Occupation or Employment
Khalil Ibrahim Al-Emadi	Qatar	Executive Director, Networks. Mr. Al-Emadi was appointed Executive Director of Networks in 2007, when Qtel merged its Wireless and Wireline services into the newly formed Networks Division; previously, Mr. Al-Emadi was Executive Director of Wireline services until May 2007. Prior to joining Qtel, Mr. Al-Emadi worked at the Ministry of Communication and Transport. He is a member of the board of directors, chairman of the audit committee and member of the executive committee for Nawras, Qtel’s subsidiary in Oman; he is also a member of the board of directors and various committees for Arabsat. Mr. Al-Emadi holds a Bachelor of Science in Electrical/Electronic Engineering from Northrop University in California.

Izzeldin Hamid Mohamed Salih Hussein	Qatar

Group Legal Counsel. Mr. Hussein joined Qtel as Legal Counsel in October 1992. Prior to joining Qtel, Mr. Hussein practiced law in Sudan and Kuwait. He received an LLB from the School of Law, University of Khartoum in Sudan in 1971.

Ian Charles Dench	United Kingdom	Executive Director, Consumer Business. Mr. Dench joined Qtel as Executive Director for Qtel’s newly created Business Solutions unit in May 2006. Prior to joining Qtel in 2002, he served as General Manager of Marketing and Sales for Batelco in Bahrain. During this time, he also held Director and Board Member posts in Jordan and Kuwait. He also has served as Chief Sales and Customer Care Officer at Mobily in Saudi Arabia. Mr. Dench is a Fellow of The Chartered Institute of Marketing and holds an MBA from Cass Business School in London.

Schedule II

Information Concerning Certain Control Persons for Indonesia Communications Pte. Ltd.

Set forth below is the name, citizenship, present and principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the current directors of Indonesia Communications Pte. Ltd. (“ICLS”). All positions set forth below opposite an individual’s name refer to positions within ICLS. The business address of each of the persons listed below is ICLS’s principal business address: c/o Tricor Evatthouse Corporate Services, 8 Cross Street, PwC Building #11-00, Singapore 048424.

Name	Citizenship	Present Principal Occupation or Employment
Michael Hancock	France	Director. Mr. Hancock joined Qtel in 2007 and was appointed General Counsel of Qtel International in 2008. Previously, he was a partner with the Salans law firm in Paris and Istanbul. Mr. Hancock has previously been qualified to practice law in California and in France. He holds a degree from the University of California and an MBA from INSEAD in France.

Guy Norman	Australia	Director. Mr. Norman joined Qtel’s Business Development Group in 2003. He transferred to Qtel International in 2007 as Senior Manager, Group Strategy. Mr. Norman is a Chartered Engineer and holds an MBA from Cass Business School in London, United Kingdom.

Woo May Poh	Singapore	Nominee Director. Ms. Woo is currently Senior Manager at Tricor Evatthouse Corporate Services Pte. Ltd., a division of Tricor Singapore Pte. Ltd., where she has held various positions since 1997.

Schedule III

Information Concerning Certain Control Persons for Qatar South East Asia Holding S.P.C.

Set forth below is the name, citizenship, present and principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the current director of Qatar South East Asian Holding S.P.C. (“Qatar SEA Holding”). All positions set forth below opposite the individual’s name refer to positions within Qatar SEA Holding. The business address of each of the persons listed below is Qatar SEA Holding’s principal business address: c/o Flat 51, Building 122, Road 1605, Manama Down Town, Complex 316, Bahrain.

Name	Citizenship	Present Principal Occupation or Employment
Dr. Nasser Marafih	Qatar	Executive Director, Chief Executive Officer. Dr. Marafih became CEO of Qtel in 2002. He joined Qtel in 1992 and has since been involved in a number of strategic initiatives as an expert advisor and Divisional Manager of Strategic Planning and Development. He was also recently appointed CEO of Qtel International as well as CEO of Dubai-based Wataniya International after Qtel’s acquisition of the company in 2007. Dr. Marafih was nominated as a member of the Board of Commissioners of Indosat in August 2008. Dr. Marafih is currently a member of the GIS and WTO Committees, as well as a member of the board of directors for Nawras, Qtel’s subsidiary in Oman, and a non-executive director of the board of directors of StarHub Ltd. in Singapore. Dr. Marafih holds a Bachelor of Science in Electrical Engineering, a Master of Science and a Ph.D in Communication from George Washington University.

The ADS Letter of Transmittal, ADRs evidencing ADSs and any other required documents should be sent or delivered by or on behalf of each tendering holder to the ADS Tender Agent at the address set forth below:

The ADS Tender Agent for this U.S. Offer is:

THE BANK OF NEW YORK MELLON

By Mail:	By Hand or Overnight Delivery:
BNY Mellon Shareowner Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

DELIVERY OF THE ADS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE APPLICABLE ADDRESS AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE ADS TENDER AGENT.

Questions or requests for assistance may be directed to the Information Agent or the ADS Tender Agent at their respective telephone numbers and addresses set forth on this page. Requests for additional copies of the Offer to Purchase or the ADS Letter of Transmittal may be directed to the Information Agent or the ADS Tender Agent at their respective telephone numbers and addresses set forth on this page. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning this U.S. Offer. To confirm delivery of ADSs, shareholders are directed to contact the ADS Tender Agent.

The Information Agent for this U.S. Offer is:

BNY MELLON SHAREOWNER SERVICES

480 Washington Boulevard

Jersey City, NJ 07310

In the United States: 1-877-289-0143 (Toll-Free)

Outside the United States: 1-201-680-3285

Banks and Brokers: 1-201-680-3285